   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 1996
                                               REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        CONSERVER CORPORATION OF AMERICA
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                0723                               65-0675901
   (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                          2655 LEJEUNE ROAD, SUITE 535
                          CORAL GABLES, FLORIDA 33134
                                 (305) 444-3888
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          CHARLES H. STEIN, PRESIDENT
                          2655 LEJEUNE ROAD, SUITE 535
                          CORAL GABLES, FLORIDA 33134
                                 (305) 444-3888
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                   IRA ROXLAND, ESQ.                                    LAWRENCE B. FISHER, ESQ.
              PARKER DURYEE ROSOFF & HAFT                          ORRICK, HERRINGTON & SUTCLIFFE LLP
                    529 FIFTH AVENUE                                        666 FIFTH AVENUE
                NEW YORK, NEW YORK 10017                                NEW YORK, NEW YORK 10103
                     (212) 599-0500                                          (212) 506-5000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
               TITLE OF EACH CLASS                                     PROPOSED MAXIMUM      PROPOSED MAXIMUM
                  OF SECURITIES                      AMOUNT TO BE       OFFERING PRICE          AGGREGATE           AMOUNT OF
                TO BE REGISTERED                    REGISTERED(1)      PER SECURITY(2)      OFFERING PRICE(2)    REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share(3)......     4,600,000             $6.00              $27,600,000          $8,363.64
------------------------------------------------------------------------------------------------------------------------------
Redeemable Common Stock Purchase Warrants(4).....     4,600,000             $0.10                $460,000            $139.39
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share,
  issuable upon exercise of Redeemable Common
  Stock Purchase Warrants........................     4,600,000             $8.40              $38,640,000          $11,709.09
------------------------------------------------------------------------------------------------------------------------------
Representative's Warrants(5).....................      400,000             $0.0001                 $40                $0.01
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share,
  issuable upon exercise of Representative's
  Warrants.......................................      400,000              $7.20               $2,880,000           $872.73
------------------------------------------------------------------------------------------------------------------------------
Redeemable Common Stock Purchase Warrants
  issuable upon exercise of Representative's
  Warrants.......................................      400,000              $0.12                $48,000              $14.55
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share,
  issuable upon exercise of Redeemable Common
  Stock Purchase Warrants issuable upon exercise
  of Representative's Warrants...................      400,000              $8.40               $3,360,000          $1,018.18
------------------------------------------------------------------------------------------------------------------------------
        Totals...................................                                              $72,988,040          $22,117.59
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416, there are also being registered such additional securities as may become issuable pursuant to the anti-dilution provisions of the Redeemable Common Stock Purchase Warrants (the "Warrants"), the Representative's Warrants and the Warrants underlying the Representative's Warrants.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457.

(3) Includes 600,000 shares of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any.

(4) Includes 600,000 Warrants which the Underwriters have the option to purchase to cover over-allotments, if any.

(5) In connection with the Registrant's sale of the Securities offered hereby, the Registrant is granting to the Representative of the several Underwriters (the "Representative") warrants (the "Representative's Warrants") to purchase 400,000 shares of Common Stock and/or 400,000 Warrants. The purchase price per Representative's Warrant is $0.0001.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 21, 1996
PROSPECTUS

LOGO                                       CONSERVER CORPORATION OF AMERICA
                                         4,000,000 SHARES OF COMMON STOCK AND
                                  4,000,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

                            ------------------------
     This Prospectus relates to the offering (the "Offering") of 4,000,000 shares (the "Shares") of common stock, $0.001 par value per share (the "Common Stock"), and 4,000,000 Redeemable Common Stock Purchase Warrants (the "Warrants") of Conserver Corporation of America, a Delaware corporation (the "Company"). The Shares and Warrants are sometimes hereinafter collectively referred to as the "Securities." Until the completion of this Offering, the Shares and Warrants may only be purchased together on the basis of one Share and one Warrant. Each Warrant entitles the registered holder thereof to purchase one
share of Common Stock at an initial exercise price of $          per share [140%
of the initial public offering price per Share] at any time during the period commencing six (6) months from the date of this Prospectus and terminating five
(5) years from the date of this Prospectus. The Warrant exercise price is subject to adjustment under certain circumstances. Commencing eighteen (18) months after the date of this Prospectus, the Company may redeem all, but not less than all, of the Warrants at $0.10 per Warrant on thirty (30) days' prior written notice to the warrantholders if the average closing sale price of the Common Stock as reported on the American Stock Exchange ("AMEX") equals or exceeds 250% of the initial public offering price per Share for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.

     Prior to this Offering, there has been no public market for the Common Stock or the Warrants, and there can be no assurance that such a market will develop after the completion of this Offering or, if developed, that it will be sustained. It is currently anticipated that the initial public offering prices will be $6.00 per Share and $.10 per Warrant. For information regarding the factors considered in determining the initial public offering prices of the Shares and Warrants and the terms of the Warrants, see "Risk Factors" and "Underwriting." It is anticipated that upon consummation of the Offering the Shares and Warrants will be listed on AMEX and will trade separately immediately after the Offering under the symbols "CCA" and "CCAW", respectively.
                            ------------------------
   THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 7 AND "DILUTION."
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

                                                               UNDERWRITING            PROCEEDS TO
                                     PRICE TO PUBLIC           DISCOUNT(1)              COMPANY(2)
---------------------------------------------------------------------------------------------------------
 Per Share.......................            $                      $                       $
---------------------------------------------------------------------------------------------------------
 Per Warrant.....................            $                      $                       $
---------------------------------------------------------------------------------------------------------
 Total(3)........................            $                      $                       $
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

(1) Does not include additional compensation payable to National Securities Corporation, the representative of the several Underwriters (the "Representative"), in the form of a non-accountable expense allowance. In addition, see "Underwriting" for information concerning indemnification and contribution arrangements with the Underwriters and other compensation payable to the Representative.

(2) Before deducting estimated expenses of $424,000 payable by the Company, excluding the non-accountable expense allowance payable to the Representative.

(3) The Company has granted to the Underwriters an option exercisable within 45 days after the date of this Prospectus to purchase up to an aggregate of 600,000 additional shares of Common Stock and/or 600,000 additional Warrants upon the same terms and conditions as set forth above, solely to cover over-allotments, if any (the "Over-allotment Option"). If the Over-allotment Option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $          , $          and
    $          , respectively. See "Underwriting."
                            ------------------------
     The Securities are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the Securities offered hereby will be made against payment at the offices of National Securities Corporation, Seattle, Washington on or about
               , 1996.

                        NATIONAL SECURITIES CORPORATION
             The date of this Prospectus is                , 1996.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     Sketched characters showing the progression of produce life extension techniques.

     Sketch of vegetables and fruits showing ethylene and gases passing through Conserver 21.






     The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent auditors and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.
                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMEX, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including the information under "Risk Factors." Unless otherwise indicated, all information in this Prospectus (i) assumes the Over-allotment Option is not exercised, (ii) reflects the 2.128874-for-one stock split effected by the Company in November 1996 and (iii) assumes the Warrants and the Representative's Warrants to purchase 400,000 shares of Common Stock and/or 400,000 Warrants issued to the Representative in connection with this Offering (the "Representative's Warrants") are not exercised. Such information also assumes (i) that $750,000 in principal amount of outstanding indebtedness of the Company which, by its terms, can be converted into 319,331 shares of Common Stock, is not converted, (ii) outstanding options to acquire 457,709 shares of Common Stock, as well as up to 450,000 shares of Common Stock issuable upon exercise of future stock option grants under the Company's Stock Option Plan, are not exercised, (iii) outstanding warrants to purchase 691,884 shares of Common Stock are not exercised, and (iv) warrants to be issued to a holder of convertible debt and its affiliate, upon the consummation of the Offering, to purchase 1,170,881 shares of Common Stock are not exercised.

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual performance may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     Conserver Corporation of America (the "Company") has licensed the exclusive right to import, promote, distribute, market and sell Conserver 21(TM) ("Conserver 21") to commercial users in the United States and Canada through May 2005, subject to extension. The Company believes, and independent laboratory tests have demonstrated, that Conserver 21 retards the spoilage of perishable fruits, vegetables and flowers, lengthens their post-harvest life and reduces shrinkage during transport and storage for a longer period of time than any other currently utilized technique. This results in fresher, higher quality fruits, vegetables and flowers for the consumer.

     Fresh fruits and vegetables, as well as fresh-cut flowers, are subject to natural decay which reduces their desirability. Fruits and vegetables are also subject to shrinkage which reduces the weight of product available for sale to consumers. In an effort to reduce such decay and shrinkage, additional costs are incurred by growers and distributors through the use of more expensive storage and transportation methods. Certain fruits and vegetables are often picked and shipped prior to being fully ripened in an effort to reduce spoilage while being transported, often resulting in uneven ripening and compromised taste for the ultimate consumer.

     Utilizing Conserver 21, the Company will offer growers and distributors an innovative quality assurance management program from point of packing to point of retail sale (the "Conserver 21 Program"). The Company believes that the Conserver 21 Program should offer the following potential benefits:

     - Higher Level of Customer Satisfaction -- Conserver 21 allows fruits and vegetables to be harvested at the height of ripeness, resulting in a longer shelf-life, higher sugar content, richer color and better taste.

     - Increased Profit Potential -- Conserver 21 reduces shrinkage and spoilage during transport and storage, thus resulting in a better product yield for sale by supermarkets and other retailers.

     - Extended Selling Season -- Conserver 21 extends the selling season for many fruits and vegetables by allowing them to be harvested at the peak of ripeness, stored for a period of time and then delivered for retail sale "out of season" at premium prices.

     - Reduced Shipping Costs -- Conserver 21 extends the post-harvest life of highly perishable fruits, vegetables and flowers, so that they can be shipped by less expensive means of transportation.

     Conserver 21 is a natural and non-toxic product composed of the mineral sepiolite and other mineral salts. Conserver 21 works like a sponge, adsorbing gases (notably ethylene) produced by maturing fruits, vegetables and flowers. Without the use of Conserver 21 adsorbing such gases, these gases would be reintroduced and absorbed by such products, increasing their rate of decay while also hastening the maturation process. Conserver 21 is a non-invasive product which is manufactured in the form of cylindrical granules and enclosed in filters or packets which are then positioned so as not to come into direct contact with the product requiring protection during storage and transport.

     The Company plans to target supermarket chains and other retailers who will profit from the Conserver 21 Program. The Company also intends to purchase seasonal fruits and vegetables and store them utilizing the Conserver 21 Program for resale "out of season".

     The Company was incorporated in the State of Delaware in March 1996. The principal executive offices of the Company are located at 2655 LeJeune Road, Suite 535, Coral Gables, Florida 33134 and its telephone number is (305) 444-3888.

                                  THE OFFERING

Securities Offered by the
Company.......................   4,000,000 Shares of Common Stock and 4,000,000
                                 Warrants. The Shares and the Warrants will be separately transferable immediately following the completion of this Offering.

Exercise Price of Warrants....   Each Warrant entitles the registered holder
                                 thereof to purchase, at any time over a
                                 fifty-four (54) month period commencing six (6) months after the date of this Prospectus, one share of Common Stock at a price of $ per share [140% of the initial public offering price per Share]. The Warrant exercise price is subject to adjustment under certain circumstances. See "Description of Securities."

Redemption of Warrants........   Commencing eighteen (18) months after the date
                                 of this Prospectus, the Company may redeem all, but not less than all, of the Warrants at $0.10 per Warrant on thirty (30) days' prior written notice to the warrantholders if the average closing sale price of the Common Stock equals or exceeds 250% of the initial public offering price per Share of Common Stock for any twenty
                                 (20) trading days within a period of thirty
                                 (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Description of Securities."

Common Stock Outstanding
Before the Offering...........   8,963,418 shares

Common Stock to be Outstanding
  After the Offering..........   12,910,196 shares(1)

Use of Proceeds...............   The net proceeds of this Offering will be used
                                 for direct and collaborative marketing and distribution, Conserver 21 inventory purchases, end-of-season fruit purchases, research and development, storage and sales, possible investment in non-U.S. manufacturing facilities, repayment of indebtedness and working capital and general corporate purposes.
                                 See "Use of Proceeds."

Risk Factors and Dilution.....   An investment in the Securities offered hereby
                                 involves a high degree of risk and immediate and substantial dilution. Prospective investors should consider carefully the factors set forth under "Risk Factors" and "Dilution."

Proposed Symbols for AMEX(2)

  Common Stock................   "CCA"

  Warrants....................   "CCAW"
---------------
(1) Assumes the Company's re-acquisition of an aggregate of 53,222 shares upon the consummation of this Offering from an affiliate of a holder of a convertible debenture issued by the Company (the "SES Reacquisition"). See "Management's Discussion and Analysis of Financial Condition and Plan of Operation."

(2) The AMEX listing does not imply that a liquid and active market will develop, or be sustained, for the Securities upon completion of the Offering. There can be no assurance that the Securities will be accepted for listing on the AMEX.

     The Company has been granted non-exclusive rights to use the Conserver 21 licensed trademark in the United States and Canada.

                         SUMMARY FINANCIAL INFORMATION

     The following summary financial data have been derived from the audited financial statements of the Company. The statement of operations data set forth below with respect to the period from March 6, 1996 (date of incorporation) to August 31, 1996 and the balance sheet and pro forma balance sheet data at August 31, 1996 are derived from, and are qualified by reference to, the audited Financial Statements included elsewhere in this Prospectus and should be read in conjunction with those financial statements and notes thereto.

STATEMENT OF OPERATIONS DATA(1):

                                                                              MARCH 6, 1996
                                                                                (DATE OF
                                                                            INCORPORATION) TO
                                                                             AUGUST 31, 1996
                                                                            -----------------
    Revenues..............................................................     $        --
    Compensation charges in connection with issuance of options and
      warrants(2).........................................................         907,201
    General and administrative expenses...................................         393,611
    Operating (loss)......................................................      (1,300,812)
    Interest expense, net of $8,741 interest income.......................          21,259
    Net (loss)............................................................      (1,322,071)
    Net (loss) per share of Common Stock..................................            (.13)
    Weighted average number of shares of Common Stock outstanding.........      10,463,000

BALANCE SHEET DATA:

                                                                 AUGUST 31, 1996
                                                    ------------------------------------------
                                                                                    PRO FORMA
                                                                                       AS
                                                      ACTUAL       PRO FORMA(3)    ADJUSTED(4)
                                                    -----------    ------------    -----------
    Working capital..............................   $ 2,242,643       2,618,776    $22,718,776
    Total assets.................................     2,446,177       2,819,810     22,919,810
    Total current liabilities....................       199,156         196,656        196,656
    Deficit accumulated during development
      stage......................................    (1,322,071)     (1,322,071)    (3,662,071)(5)
    Stockholders' equity.........................     1,247,021       1,273,154     22,403,154

---------------
(1) The Company is in the development stage, and has had no commercial operations to date. See Note A of Notes to Financial Statements.

(2) Relates to non-cash charges recorded by the Company in connection with the value attributed to options and warrants issued by the Company in March and August 1996, respectively. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and Note E of Notes to Financial Statements.

(3) Gives effect on a pro forma basis to (i) the issuance of an aggregate of 645,049 shares of Common Stock at a purchase price of $2.34866 per share between September 1, 1996 and November 15, 1996 (the "Private Placement Shares"), (ii) the repurchase by the Company, for an aggregate of $1,800,000, in October and November 1996 of 2,909,461 of the 3,548,123
    shares of Common Stock originally acquired by Conserver Investments, SA (an affiliate of Groupe Conserver) in March 1996 (the "Conserver Shares Repurchase") and (iii) the issuance by the Company of an aggregate of $750,000 of 10% convertible debentures, including the issuance of 133,063 shares of Common Stock in connection therewith (the "10% Convertible Debentures"). See "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and Notes A, D and J of Notes to Financial Statements.

(4) Gives effect on a pro forma, as adjusted basis to (i) the issuance of the Private Placement Shares, (ii) the Conserver Shares Repurchase, (iii) the issuance of the 10% Convertible Debentures and (iv) the sale by the Company of the Securities offered hereby at an assumed initial public offering price of $6.00 per Share and $.10 per Warrant and the initial application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Certain Transactions."

(5) Includes non-cash compensation charges of approximately $2,300,000 expected to be recorded by the Company in connection with the value attributed to warrants, issuable upon the consummation of this Offering to a holder of convertible debentures and an affiliate thereof, exercisable for 1,170,881 shares of Common Stock at an exercise price of $.94 per share.

                                  RISK FACTORS

     An investment in the Securities offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Securities offered hereby. Prospective investors should be in a position to risk the loss of their entire investment. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus.

     DEVELOPMENT STAGE COMPANY; NO OPERATING REVENUES; ACCUMULATED DEFICIT. The Company is in the development stage and its operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the need to obtain financing, lack of revenues and the uncertainty of market acceptance of its business. Its activities since inception have been primarily limited to negotiating the distribution agreement for Conserver 21 (the "Groupe Conserver Distribution Agreement") with Conserver 21 S.A., Conserver International, B.V., Conserver North America, Inc. and Conserver Engineering Ltd. (collectively, "Groupe Conserver") and privately raising approximately $4,925,514 in both debt and equity funding to defray its organizational expenses and the development of its initial business plan. The Company has not as yet derived any revenues from operations and has incurred losses since inception. Its accumulated deficit at August 31, 1996 was $1,322,071. No operating revenues are anticipated until such time, if ever, as the Company can demonstrate the commercial viability of its Conserver 21 Program. There can be no assurance regarding whether or when the Company will successfully implement its business plan or operate profitably. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and "Business."

     UNCERTAIN IMPLEMENTATION OF MARKETING STRATEGY. The Company will initially market its Conserver 21 Program to selected supermarkets and other retailers and, if successful in securing a contract for the provision of such services, seek additional customers by asserting that such contractual arrangements had successfully demonstrated the commercial viability of the Conserver 21 Program. The Company currently has no customers and there can be no assurance that potential customers will be willing to incur the costs of the Conserver 21 Program, that the Conserver 21 Program will be contracted for by any supermarkets or other retailers or, even if accepted by any such entities, that it will prove profitable or attractive to other potential customers. In addition, there can be no assurance that other competing services will not be more economical or attractive to the Company's potential customers. Accordingly, there can be no certainty that the Company's marketing strategy can be successfully implemented. See "Business."

     RESTRICTED SCOPE OF BUSINESS. The proposed Conserver 21 Program currently is the Company's initial line of business and will account for substantially all of the Company's revenues, if any, for the foreseeable future. The use of Conserver 21 to extend post-harvest life and facilitate the transport of fruits, vegetables and other foodstuffs, as well as flowers, has not as yet been demonstrated on a large-scale commercial basis, or any basis in the United States. There can be no assurance that, when utilized on a large-scale basis, Conserver 21 will be effective or that it will be more effective than competing products or technologies, or capable of being manufactured in commercial quantities at acceptable costs, or successfully marketed. If the Company's Conserver 21 Program cannot be successfully commercialized or if Conserver 21 cannot be marketed on a stand-alone basis, it is likely that the Company's business operations would cease. See "Business -- Conserver 21."

     DISTRIBUTION AGREEMENT; SOLE SOURCE OF SUPPLY. The Groupe Conserver Distribution Agreement provides the Company exclusive rights in both the United States and Canada to distribute, market and sell Conserver 21 to commercial users, excluding domestic consumers, until May 2005, subject to extension. However, both the Company and Groupe Conserver may unilaterally terminate such agreement prior to its scheduled expiration date upon the occurrence of specified events. Groupe Conserver may terminate the Distribution Agreement, if, among other things, the Company fails to meet 75% of minimum sales levels (to be mutually agreed upon by the parties) or the Company fails to comply with marketing guidelines established by Groupe Conserver. There can be no assurance that such will not occur or that Groupe Conserver will not default on its obligations. In addition, the Company will initially be wholly dependent upon Groupe Conserver for its supply of Conserver 21. Under the terms of the Distribution Agreement, Groupe Conserver is entitled to replace Conserver 21 with a new product, or to change the specifications for the production of Conserver 21. There can be no assurance that Groupe Conserver will not elect either of the foregoing options, and if so elected, that such new or different products will meet the Company's needs as effectively as Conserver 21 in its current form. Early termination of the Groupe Conserver Distribution Agreement or the failure of Groupe Conserver to meet all of the Company's supply requirements for Conserver 21 could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Groupe Conserver Distribution Agreement."

     NO CURRENT MANUFACTURING CAPABILITIES; DELAYS INHERENT IN
ESTABLISHMENT. The Company does not intend to develop its own manufacturing facilities in the near future as it intends to rely upon the contractual commitment of Groupe Conserver to furnish the Company with all of its Conserver 21 needs. The Groupe Conserver Distribution Agreement, however, grants the Company the right to establish its own domestic manufacturing facilities in the event Groupe Conserver cannot satisfy the Company's reasonable delivery demands, either by increasing its production capacity or implementing other corrective measures. The Company may construct its own manufacturing facility, if and when permitted by the terms of the Groupe Conserver Distribution Agreement and if then deemed necessary or desirable by the Company's management. Delays inherent in the design, location and equipping of any such facilities may impair the Company's ability to successfully manufacture and market its Conserver 21 Program, as well as satisfy its contractual commitments to render such services to any future customers, in the event of any unforeseen curtailment or cessation of Groupe Conserver's own manufacturing capabilities. See "Business -- Sources of Supply; Manufacturing."

     UNPROVEN ON LARGE-SCALE COMMERCIAL BASIS. Conserver 21 has never been utilized on a large-scale commercial basis. All of the tests utilizing Conserver 21 conducted to date by Groupe Conserver have been performed on limited quantities of fruits and vegetables, and there can be no assurance that the same or similar results would or could be obtained on a large-scale commercial basis or on any specific project. The Company has never utilized Conserver 21 under the conditions and in the volumes that will be required to be profitable and cannot predict all of the difficulties that may arise. The Company has not conducted its own independent tests and to date, has relied on the tests performed by Groupe Conserver. Thus, it is possible that Conserver 21 may require further research, development, design and testing, as well as regulatory clearances, prior to larger-scale commercialization. Additionally, the Company's ability to operate its business successfully will depend on a variety of factors, many of which are outside the Company's control, including competition, cost and availability of the product and changes in regulatory requirements. See "Business."

     SIGNIFICANT CAPITAL REQUIREMENTS; DEPENDENCE ON OFFERING PROCEEDS; NEED FOR ADDITIONAL FINANCING. The Company's capital requirements in connection with its development and marketing of the Conserver 21 Program are expected to be significant. Since the Company is not currently generating any operating revenues nor are any such revenues anticipated prior to the demonstration of the Conserver 21 Program's commercial viability, it will be materially dependent upon the net proceeds of this Offering to defray the cost of these ongoing activities. The Company believes that the net proceeds of the Offering will be sufficient to finance the Company's working capital requirements for a period of at least 18 months following the completion of this Offering. The continued expansion and operation of the Company's business beyond such 18 month period may be dependent upon its ability to obtain additional financing. There can be no assurance that additional financing will be available on terms acceptable to the Company, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, will likely include restrictive covenants, including financial maintenance covenants restricting the Company's ability to incur additional indebtedness and to pay dividends. The failure of the Company to raise capital on acceptable terms when needed could have a material adverse effect on the Company. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Plan of Operation -- Liquidity and Capital Resources."

     LIMITED RELIANCE ON PATENTS AND PROPRIETARY RIGHTS. A combination of patents, trademarks and trade secrets protect the rights and know-how relating to Conserver 21. Certain patent applications have been filed in Spain and The Hague by Groupe Conserver. Pursuant to the Groupe Conserver Distribution Agreement,

Groupe Conserver has agreed to use their best efforts to secure patent protection in the United States and Canada for the inventions and know-how upon which Conserver 21 is based. There can be no assurance that such patents will be accepted, or if accepted, that they will be accepted on a timely basis, or not be infringed upon, or that trade secrets relating to Conserver 21 will not otherwise become known to or independently developed by competitors. In addition, there can be no assurance that others will not be issued patents which may prevent the use of Conserver 21 by the Company.

     DEPENDENCE ON KEY PERSONNEL. The Company's success is dependent upon the Company's senior corporate management, particularly Charles H. Stein, its Chief Executive Officer and President. The loss of Mr. Stein's services would have a material adverse effect on the Company. The Company will enter into a three year employment agreement with Mr. Stein commencing on the consummation of the offering and intends to apply for "key man" life insurance policy on the life of Mr. Stein in the amount of $10,000,000 prior to the consummation of this Offering. The success of the Company will also depend upon the ability to attract and retain highly qualified additional management personnel as the Company grows. The failure to obtain, or delays in obtaining, other key employees could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

     COMPETITION. There are several methods of food preservation commercially available that compete directly or indirectly with the Company's Conserver 21 Program. Many of the Company's competitors have substantially greater financial, human and other resources than the Company as well as more experience in the marketing and selling of post-harvest life extension products. There can be no assurance that the Conserver 21 Program will gain commercial acceptance or any meaningful market share. Furthermore, any such market share, if and when achieved, could be lost or reduced by enhanced competition or the emergence of new and more effective preservation technologies. See "Business -- Fruit, Vegetable and Flower Preservation Methods."

     LIMITED EXPERTISE IN MARKETING POST-HARVEST LIFE EXTENSION PRODUCTS. The Company's initial marketing activities will be performed by its executive officers. Such persons have each had prior experience to varying degrees in the food industry and marketing food products and services. However, none have had any experience in marketing the Conserver 21 Program. In order to market and sell the Conserver 21 Program, as well as any future products and services, the Company will need to develop a sales force with technical expertise in the food preservation and transportation industries. There can be no assurance that the Company will be able to gain such expertise or that such marketing efforts will be successful. See "Business -- Marketing Research."

     BROAD DISCRETION IN APPLICATION OF OFFERING PROCEEDS. Approximately $3,000,000, or 14.2%, of the net proceeds of this Offering, will be set aside for possible investment in the expansion of Groupe Conserver's non-U.S. manufacturing facilities. Management, however, reserves the right to reallocate the use of such proceeds in whole or in part as may be required by future business circumstances. An additional sum of approximately $7,100,000, or 33.6%, of such net proceeds, will be applied to working capital and other unspecified general corporate purposes. Accordingly, management of the Company will have broad discretion over the use of proceeds. See "-- No Current Manufacturing Capabilities; Delays Inherent in Establishment" and "Use of Proceeds."

     CONCENTRATION OF OWNERSHIP. Upon completion of this Offering, the current stockholders of the Company will beneficially own approximately 69% of the outstanding shares of Common Stock. The Company's executive officers, directors and their affiliates will beneficially own approximately 31% of all the outstanding shares of Common Stock after this Offering. Consequently, these stockholders will be able to determine the outcome of certain corporate actions requiring stockholder approval, and will be able to elect the Board of Directors of the Company. Such concentration of ownership may have the effect of preventing a change in control of the Company. See "Dilution," "Principal Stockholders" and "Description of Securities."

     LIMITATION OF DIRECTOR LIABILITY. The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence, subject to certain limitations imposed by the Delaware General Corporation Law (the "DGCL"). Thus, under certain circumstances, neither the Company nor the stockholders will be able to recover damages even if directors take actions which harm the Company. See
"Management -- Indemnification of Directors and Officers and Related Matters."

     IMMEDIATE SUBSTANTIAL DILUTION; DISPARITY OF CONSIDERATION. Purchasers of Securities in this Offering will experience immediate and substantial dilution in the net tangible book value of the shares of Common Stock and Warrants purchased by them in this Offering. The immediate dilution to purchasers of the Securities offered hereby is $4.26, or 71%, per share of Common Stock. Additional dilution to future net tangible book value per share may occur upon the exercise of the Warrants, the Representative's Warrants, currently outstanding options and warrants, options to be issued under the Company's 1996 Stock Option Plan and warrants to be issued to a holder of convertible debentures and its affiliates. The current stockholders of the Company, including the Company's executive officers and directors and persons or entities affiliated with them, acquired their shares of Common Stock for consideration substantially less than the public offering price of the shares of Common Stock offered hereby. As a result, new investors in this Offering will bear substantially all of the risks inherent in an investment in the Company. See "Capitalization," "Dilution" and "Certain Transactions."

     NO DIVIDENDS AND NONE ANTICIPATED. To date, no dividends have been declared or paid on the Common Stock, and the Company does not anticipate declaring or paying any dividends in the foreseeable future, but rather intends to reinvest profits, if any, in its business. See "Dividend Policy."

     LACK OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; VOLATILITY OF PRICES OF THE SECURITIES. Prior to this Offering, there has been no public market for the Securities. Although the Company will apply for listing of the Common Stock and the Warrants on the AMEX under the symbols "CCA" and "CCAW", respectively, there can be no assurance that they will be quoted on such exchange or under such symbols or that an active public market for the Securities will be developed or be sustained after this Offering. The initial public offering prices of the Securities offered hereby and the exercise price and terms of the Warrants have been arbitrarily determined by negotiations between the Company and the Representative and bear no relationship to the Company's current earnings, book value, net worth or other established valuation criteria. The factors considered in determining the initial public offering prices included an evaluation by management and the Representative of the history of and prospects for the industry in which the Company proposes to compete, an assessment of the Company's management, the prospects of the Company, its capital structure and certain other factors deemed relevant. Furthermore, the trading prices of the Securities could be subject to wide fluctuations in response to variations in the Company's operating results, announcements by the Company or others, developments affecting the Company or its competitors, suppliers or customers and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations in recent years. These fluctuations have had a substantial impact on the market prices of many companies, often unrelated to their performance, and may adversely affect the market prices for any or all of the Securities. See "Underwriting."

     POTENTIAL ADVERSE IMPACT ON MARKET PRICE OF SECURITIES; SHARES ELIGIBLE FOR FUTURE SALE; ADDITIONAL REGISTERED SECURITIES. Sales of substantial amounts of the Company's securities in the public market after this Offering or the perception that such sales may occur could materially adversely affect the market prices of the Securities and may impair the Company's ability to raise additional capital by the sale of its equity securities. Of the 12,910,196 shares of Common Stock (assuming the SES Reacquisition), the 691,884 warrants exercisable at $2.34866 per share (the "$2.35 Warrants") and the 4,000,000 Warrants to be outstanding upon completion of this Offering, the 4,000,000 Shares of Common Stock and 4,000,000 Warrants offered hereby (4,600,000 Shares and 4,600,000 Warrants if the Over-Allotment Option is exercised in full) will be immediately freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act") except for any Securities purchased by an "affiliate" of the Company (as that term is defined under the rules and regulations of the Securities Act), which will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 8,910,196 shares of Common Stock and all the $2.35 Warrants outstanding prior to consummation of this Offering are "restricted" securities within the meaning of Rule 144 under the Securities Act and may be sold under the conditions of such rule, including satisfaction of certain holding period requirements. The Company expects that all officers, directors and stockholders of the

Company and all holders of any options, warrants or other securities convertible, exercisable or exchangeable for shares of Common Stock will agree not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such shares of Common Stock for a period of twelve (12) months following the effective date of the Registration Statement without the prior written consent of the Company and the Representative, except in connection with private transactions (not involving a public offering) in which the transferee(s) agrees in writing to be similarly bound. The Company expects that certain officers, directors and stockholders of the Company will also agree not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of more than ten percent (10%) of any shares of Common Stock or any options, warrants or other securities convertible, exercisable or exchangeable for shares of Common Stock, whether or not owned by them, for a period of twenty-four (24) months following the effective date of the Registration Statement without the prior written consent of the Company and the Representative. It is not known what effect, if any, future sales of additional securities or the availability of such securities for sale will have on the market price of the Securities prevailing from time to time. Nevertheless, the sale or availability for sale of significant quantities of securities could materially adversely affect the market prices of the Securities. See "Shares Eligible for Future Sale."

     POTENTIAL ADVERSE EFFECT OF FUTURE ISSUANCES OF AUTHORIZED PREFERRED
STOCK. The Company's Certificate of Incorporation authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with such rates of dividends, redemption provisions, liquidation preferences, voting rights, conversion privileges and other characteristics as the Board of Directors may deem necessary. Such preferred stock, if issued, could adversely affect the holders of the Common Stock. In addition, the preferred stock could discourage, delay or prevent a takeover of the Company. The Company has no present intention to issue any shares of preferred stock. See "Description of Securities."

     POTENTIAL ADVERSE EFFECT OF REPRESENTATIVE'S WARRANTS. At the consummation of the Offering, the Company will sell to the Representative and/or its designees, for nominal consideration, warrants to purchase up to 400,000 shares of Common Stock and/or 400,000 Warrants (the "Representative's Warrants"). The Representative's Warrants will be exercisable for a period of four years commencing one year after the effective date of this Offering, at an exercise
price of $          per share [120% of the initial public offering price per
Share] and $          per Warrant [120% of the initial public offering price per
Warrant]. The Warrants obtained upon exercise of the Representative's Warrants will be exercisable for a period of four years commencing one year after the
date of this Prospectus, at an exercise price of $          per share [140% of
the initial public offering price per Share]. For the term of the Representative's Warrants, the holders thereof will have, at nominal cost, the opportunity to profit from a rise in the market price of the Securities without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Representative's Warrants remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the Representative may be expected to exercise the Representative's Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital through a new offering of its securities on terms more favorable than those provided by the Representative's Warrants. See "Underwriting."

     THE AMEX LISTING AND MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF SECURITIES FROM AMEX; RISKS OF LOW-PRICED STOCKS. The Company intends to apply for listing of the Common Stock and Warrants on AMEX upon the date of this Prospectus. The Securities and Exchange Commission has approved rules imposing criteria for listing of securities on AMEX, including standards for maintenance of such listing. If the Company is unable to satisfy AMEX's maintenance criteria in the future, its securities may be delisted from AMEX. In the event the Company's Securities are delisted from AMEX, and not traded on any other exchange, trading, if any, in the Securities would thereafter be conducted in the over-the-counter market on the OTC Bulletin Board. Consequently, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of the Company's Securities. Quotation on AMEX does not imply that a meaningful, sustained market for the Company's Securities will develop or, if developed, that it will be sustained for any period of time. See "Description of Securities."

     POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS; MARKET
OVERHANG. Commencing eighteen (18) months after the date of this Prospectus, the Company may redeem all, but not less than all, of the Warrants at $0.10 per Warrant on thirty (30) days' prior written notice to the holders of the Warrants if the per share closing sale price of the Common Stock as reported on AMEX equals or exceeds 250% of the initial public offering price per Share for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants for possible additional appreciation, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. Any holder who does not exercise its Warrants prior to their expiration or redemption, as the case may be, will forfeit his, her or its right to purchase the shares of Common Stock underlying the Warrants. See "Description of Securities -- Warrants."

     CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS. Holders of the Warrants will have the right to exercise the Warrants for the purchase of shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if the shares have been qualified for sale under the securities laws of the applicable state or states. The Company has undertaken to use its best efforts to file and keep effective and current a prospectus which will permit the purchase and sale of the Warrants and the Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. Although the Company has undertaken to use its best efforts to qualify for sale the Warrants and the shares of Common Stock underlying the Warrants in those states in which the Securities are to be offered, no assurance can be given that such qualifications will occur. The Warrants may lose or be of no value if a prospectus covering the shares issuable upon the exercise thereof is not kept current or if such underlying shares are not, or cannot be, registered in the applicable states. See "Description of Securities -- Warrants."

     REPRESENTATIVE'S POTENTIAL INFLUENCE ON THE MARKET. A significant number of the Securities offered hereby may be sold to customers of the Representative. Such customers may engage in transactions for the sale or purchase of such Securities through or with the Representative. Although it has no obligation to do so, the Representative intends to make a market in the Securities and may otherwise effect transactions in such securities. If it participates in such market, the Representative may influence the market, if one develops, for the Securities. Such market-making activity may be discontinued at any time. Moreover, if the Representative sells the securities issuable upon exercise of the Representative's Warrants or acts as a warrant solicitation agent for the Warrants, it may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to temporarily suspend its marketmaking activities. The prices and liquidity of the Securities may be significantly affected by the degree, if any, of the Representative's participation in such market. See "Underwriting."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock and Warrants in this Offering are estimated to be approximately $21,170,000 ($24,409,100 if the Over-allotment Option is exercised in full), after deducting the estimated underwriting discounts and commissions and other offering expenses payable by the Company. The Company intends to use the estimated net proceeds as follows:

                                                                                PERCENTAGE OF
                             PURPOSE                               AMOUNT       NET PROCEEDS
    ----------------------------------------------------------  ------------    -------------
    Marketing and distribution(1).............................    $2,000,000          9.4%
    Inventory purchases of Conserver 21(2)....................     2,000,000          9.4
    Purchase, storage and resale of end-of-season fruits(3)...     4,000,000         18.9
    Development of new applications and products(4)...........     2,000,000          9.4
    Investment in non-U.S. manufacturing facilities(5)........     3,000,000         14.2
    Repayment of indebtedness(6)..............................     1,070,000          5.1
    Working capital and general corporate purposes............     7,100,000         33.6
                                                                  ----------        -----
              Total...........................................   $21,170,000        100.0%
                                                                  ==========        =====

---------------
(1) Includes the costs of implementing the Company's business strategy including identification of potential customers, researching their needs and providing services during a short term testing period. The Company also intends to explore marketing and other strategic alliances with growers, shippers and retailers. Also includes the cost of establishing, and acquiring computer and laboratory equipment for, field offices to support the evaluation and testing of products by the Company's technical representatives. See "Business -- Business Strategy -- Initial Market Entry."

(2) Includes the costs of acquiring a sufficient supply of Conserver 21 to be used for market tests as well as providing customer services. See "Business."

(3) Includes the cost of purchasing and storing out-of-season fruits as well as costs to be incurred in connection with their resale. See
    "Business -- Business Strategy -- Market Opportunities."

(4) To be used in connection with research and development relating to additional uses of Conserver 21, as well as investigating other products that may be complementary to the Company's use of Conserver 21. See "Business -- Marketing Research."

(5) Groupe Conserver has informed the Company that it intends to expand its non-U.S. manufacturing capacity, either by expansion of existing facilities or new construction. Groupe Conserver has also informed the Company that it would be interested in the Company's investment in such expansion. The Company has reserved a portion of the net proceeds of this offering for such investment if it deems such investment to be in the best interests of the Company. The Company has not engaged in any negotiations with respect to the foregoing to date, and there can be no assurance that the Company will be able to successfully negotiate an agreement which is in the Company's best interest. In the event the Company does not elect to make the foregoing investment, the funds allocated will be reallocated to working capital. See "Risk Factors -- Broad Discretion in Application of Offering Proceeds."

(6) Includes the repayment of $1,000,000 and accrued interest at a rate 12% per annum to a non-affiliate. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation -- Liquidity and Capital Resources."

     The foregoing represents the Company's best estimate of the allocation of the net proceeds of the Offering, based upon the current status of its operations and anticipated business plans. It is possible, however, that the application of funds will differ considerably from the estimates set forth herein due to changes in the economic climate and/or the Company's planned business operations or unanticipated complications, delays and expenses. Any reallocation of the net proceeds will be at the discretion of the Board of Directors of the Company. See "Risk Factors -- Broad Discretion in Application of Offering Proceeds."

     Pending the foregoing uses, the net proceeds of this Offering will be invested in short-term investment grade, interest bearing securities.

     The Company currently estimates that the net proceeds from this Offering will be sufficient to meet the Company's liquidity and working capital requirements for a period of at least 18 months from the completion of this Offering. However, there can be no assurance that the net proceeds of this Offering will satisfy the Company's requirements for any particular period of time. Additional financing may be required to implement the Company's long-term business plans. There can be no assurance that such additional financing will be available when needed on terms acceptable to the Company, if at all. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     The Company plans to retain any future earnings for use in its business and, accordingly, the Company does not anticipate paying dividends in the foreseeable future. Payment of dividends is within the discretion of the Company's Board of Directors and will depend, among other factors, upon the Company's earnings, financial condition and capital requirements.

                                 CAPITALIZATION

     The following table sets forth (i) the actual capitalization of the Company at August 31, 1996, (ii) the pro forma capitalization of the Company giving effect to (a) the issuance of the Private Placement Shares, (b) the Conserver Shares Repurchase and (c) the issuance of the 10% Convertible Debentures and
(iii) the pro forma capitalization as adjusted to reflect the sale of the 4,000,000 shares of Common Stock and 4,000,000 Warrants offered by the Company hereby and the initial application of the estimated net proceeds therefrom after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and Notes A, D and J of Notes to Financial Statements. This section should be read in conjunction with the Company's financial statements and related notes appearing elsewhere in this Prospectus.

                                                                  AUGUST 31, 1996
                                                     -----------------------------------------
                                                                                  PRO FORMA AS
                                                       ACTUAL       PRO FORMA       ADJUSTED
                                                     -----------   ------------   ------------
     Total long-term debt, excluding current
       portion...................................    $ 1,000,000   $  1,350,000   $    350,000
     Preferred Stock, $.01 par value; 5,000
       shares authorized; none issued and
       outstanding...............................             --             --             --
     Common Stock, $.001 par value, 30,000,000
       shares authorized; 11,094,768 shares
       issued and outstanding; 8,963,418 shares
       issued and outstanding on a pro forma
       basis; 12,910,196 shares issued and
       outstanding on a pro forma basis as
       adjusted(1)...............................         11,095          8,963         12,910
     Additional paid-in capital..................      2,557,997      2,586,262     26,052,315
     Deficit accumulated during the development
       stage.....................................     (1,322,071)    (1,322,071)    (3,662,071)(2)
                                                        --------       --------       --------
          Total stockholders' equity.............      1,247,021      1,273,154     22,403,154
                                                        --------       --------       --------
               Total capitalization..............    $ 2,247,021   $  2,623,154   $ 22,753,154
                                                        ========       ========       ========

---------------
(1) Number of shares issued and outstanding on a pro forma basis as adjusted assumes the consummation of the SES Reacquisition.
(2) Includes non-cash compensation charges of approximately $2,300,000 expected to be recorded by the Company in connection with the value attributed to warrants, issuable upon the consummation of this Offering to a holder of convertible debentures and an affiliate thereof, exercisable for 1,170,881 shares of Common Stock at an exercise price of $.94 per share.

                                    DILUTION

     At August 31, 1996, after giving pro forma effect to (i) the issuance of the Private Placement Shares, (ii) the Conserver Shares Repurchase and (iii) the issuance of the 10% Convertible Debentures, the Company had a pro forma net tangible book value of $1,273,154, or approximately $.14 per share of outstanding Common Stock. Pro forma net tangible book value per share represents the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to receipt of the estimated net proceeds from the Company's sale of 4,000,000 shares of Common Stock at the assumed initial public offering price of $6.00 per share and 4,000,000 Warrants at the assumed initial public offering price of $.10 per Warrant (after deducting offering discounts and commissions and estimated offering expenses payable by the Company), the pro forma as adjusted net tangible book value of the Company at August 31, 1996 would have been approximately $22,403,154, or approximately $1.74 per share. This represents an immediate increase in net tangible book value of $1.60, or 1143%, to existing stockholders and an immediate dilution of $4.26 per share, or 71%, to purchasers of Common Stock in this Offering.

     The following table illustrates this per share dilution:

    Assumed initial public offering price per share of Common Stock......            $6.00
    Pro forma net tangible book value per share as of August 31, 1996....      .14
    Increase per share attributable to this Offering.....................     1.60
                                                                             ------
                                                                                --
    Pro forma as adjusted net tangible book value per share after this
      Offering...........................................................             1.74
                                                                                     ------
                                                                                        --
    Dilution per share to new investors..................................            $4.26
                                                                                     ========

     The following table summarizes, on a pro forma basis to reflect the same adjustments described above, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by (i) existing stockholders of the Company at August 31, 1996 and (ii) new investors purchasing Shares in this Offering, before deducting the underwriting discounts and commissions and estimated Offering expenses:

                                         SHARES PURCHASED       TOTAL CONSIDERATION       WEIGHTED
                                       --------------------   -----------------------   AVERAGE PRICE
                                         NUMBER     PERCENT     AMOUNT        PERCENT     PER SHARE
                                       ----------   -------   -----------     -------   -------------
    Existing stockholders............   8,963,418      69%    $ 3,175,514       11.7%       $ .35
    New investors....................   4,000,000      31%    $24,000,000(1)    88.3%       $6.00
                                       ----------     ---        --------        ---
              Total..................  12,963,418     100%    $27,175,514        100%
                                       ==========     ===        ========        ===

---------------
(1) Attributes no value to the Warrants.

                            SELECTED FINANCIAL DATA

     The following selected financial data have been derived from the audited financial statements of the Company. The statement of operations data set forth below with respect to the period from March 6, 1996 (date of incorporation) to August 31, 1996 and the balance sheet data at August 31, 1996 are derived from, and are qualified by reference to, the audited Financial Statements included elsewhere in this Prospectus and should be read in conjunction with those financial statements and notes thereto.

STATEMENT OF OPERATIONS DATA(1):

                                                                              MARCH 6, 1996
                                                                                (DATE OF
                                                                            INCORPORATION) TO
                                                                             AUGUST 31, 1996
                                                                            -----------------
    Revenues..............................................................     $        --
    Compensation charges in connection with issuance of options and
      warrants(2).........................................................         907,201
    General and administrative expenses...................................         393,611
    Operating (loss)......................................................      (1,300,812)
    Interest expense, net of $8,741 interest income.......................          21,259
    Net (loss)............................................................      (1,322,071)
    Net (loss) per share of Common Stock..................................            (.13)
    Weighted average number of shares of Common Stock outstanding.........      10,463,000

BALANCE SHEET DATA:

                                                                 AUGUST 31, 1996
                                                    ------------------------------------------
                                                                                    PRO FORMA
                                                                                       AS
                                                      ACTUAL       PRO FORMA(3)    ADJUSTED(4)
                                                    -----------    ------------    -----------
    Working capital..............................   $ 2,242,643    $  2,618,776    $22,718,776
    Total assets.................................     2,446,177       2,819,810     22,919,810
    Total current liabilities....................       199,156         196,656        196,656
    Deficit accumulated during development
      stage......................................    (1,322,071)     (1,322,071)    (3,662,071)(5)
    Stockholders' equity.........................     1,247,021       1,273,154     22,403,154

---------------
(1) The Company is in the development stage, and has had no commercial operations to date. See Note A of Notes to Financial Statements.

(2) Relates to non-cash charges recorded by the Company in connection with the value attributed to options and warrants issued by the Company in March and August 1996, respectively. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and Note E of Notes to Financial Statements.

(3) Gives effect on a pro forma basis to (i) the issuance of the Private Placement Shares, (ii) the Conserver Shares Repurchase and (iii) the issuance of the 10% Convertible Debentures. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and Notes A, D and J of Notes to Financial Statements.

(4) Gives effect on a pro forma, as adjusted basis to (i) the issuance of the Private Placement Shares, (ii) the Conserver Shares Repurchase, (iii) the issuance of the 10% Convertible Debentures and (iv) the sale by the Company of the Securities offered hereby at an assumed initial public offering price of $6.00 per Share and $.10 per Warrant and the initial application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Certain Transactions."

(5) Includes non-cash compensation charges of approximately $2,300,000 expected to be recorded by the Company in connection with the value attributed to warrants, issuable upon the consummation of this Offering to a holder of convertible debentures and an affiliate thereof, exercisable for 1,170,881 shares of Common Stock at an exercise price of $.94 per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND PLAN OF OPERATION

     The following discussion and analysis should be read in conjunction with the Financial Statements and related Notes contained elsewhere in this Prospectus.

GENERAL

     The Company, which was organized in March 1996, is in the development stage and its activities since the date of incorporation have been primarily limited to negotiating the Groupe Conserver Distribution Agreement, privately raising both debt and equity funding and recruiting management personnel. The Company has received the exclusive license to import, promote, distribute, market, sell, use and generally exploit commercially Conserver 21 to commercial users in the United States and Canada.

BUSINESS STRATEGY

     The Company believes that there are significant opportunities to provide technologies and services which can retard spoilage and decay in fruits, vegetables and flowers during the course of storage and transportation from point of packing to point of retail sale. The Company intends to offer a quality assurance management program to its customers pursuant to which technical representatives will provide inspection services prior to shipping to ensure that the inspected products meet certain quality standards and to oversee the proper use of Conserver 21 in the packing and transportation of fruits, vegetables and flowers.

RESULTS OF OPERATIONS

     The Company has a limited operating history upon which an evaluation of its performance and prospects can be made. During the period from March 6, 1996 (date of incorporation) to August 31, 1996, the Company's activities were primarily limited to organizational efforts and privately raising capital to defray its organizational expenses and the development of its business plan. During such period the Company had no revenues and incurred a net loss of $1,322,071. Included in the net loss were non-cash compensation charges of $907,201 recorded in connection with the value attributed to options and warrants issued by the Company in March and August 1996. In addition, during this period the Company did not pay any salary to Charles Stein, its President and Chief Executive Officer, who will receive an annual salary of not less than $125,000, commencing on the closing of this Offering. To date, the Company has spent $180,000 for the purchase of inventory and $625,000 to fund its operations, such expenditures consisting primarily of travel expenses and professional and consulting fees.

LIQUIDITY AND CAPITAL RESOURCES

     Since its date of incorporation, the Company has relied upon privately raised debt and equity funding to fund its operations. From March through November 1996, the Company raised $3,172,000 through the private placement of Common Stock at a purchase price of $2.34866 per share. In May 1996, the Company issued a convertible debenture to the SES Family Trading and Investment Partnership, L.P. ("SES") in the aggregate principal amount of $1,000,000. Pursuant to the terms of such debenture, as amended, interest accrues at the rate of 12% per annum, with principal and interest to be paid out of the net proceeds of this Offering. See "Use of Proceeds." The Company and SES agreed to amend the terms of the debenture to eliminate the conversion rights contained therein which the Company estimates would have entitled such holder to receive in excess of 2,200,000 shares of Common Stock upon conversion. Instead, SES and its affiliate will receive warrants upon the consummation of the Offering to purchase 1,170,881 shares of Common Stock at an exercise price of $.94 per share, exercisable for a period of 6 years commencing one year from the date of issuance. The Company expects to record non-cash compensation charges of approximately $2,300,000 in connection with the value attributed to the issuance of such warrants. The Company will also re-acquire 53,222 shares of Common Stock from the SES affiliate upon the consummation of the Offering.

     In September and November 1996, the Company issued convertible debentures in the aggregate principal amounts of $600,000 and $150,000, respectively. Principal, and accrued interest at a rate of 10% per annum, is payable on the one year anniversary of the date of issuance. The holders of the debentures may elect to convert, at any time, all unpaid principal and accrued interest into shares of Common Stock at a rate of $2.34866 per share. In addition, the holders of the debentures aggregating $150,000 issued in November 1996 can elect to be paid in full upon the consummation of the Offering.

     In October and November 1996, the Company repurchased 2,909,461 shares of Common Stock from Conserver Investments, SA for an aggregate purchase price of $1,800,000.

     The Company is dependent upon Groupe Conserver as its sole source of Conserver 21. Although the Company has the right, under certain circumstances, to manufacture Conserver 21 itself, there can be no assurance that the Company would be able to meet its needs for supply of Conserver 21. See "Risk Factors -- Distribution Agreement; Sole Source of Supply" and "-- No Current Manufacturing Capabilities; Delays Inherent in Establishment."

     The provisions of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" ("FAS 123") became effective for the Company's first fiscal year-end. Pursuant to the choice afforded it in FAS 123, the Company has elected to report under the basis of Accounting Principles Board Opinion No. 25. Disclosures required by the Company's election may be found in Note E(2) of the financial statements.

     The Company is in the development stage and its operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the need to obtain financing, lack of revenues and the uncertainty of market acceptance of its business. The Company has not as yet derived any revenues from operations and has incurred losses since inception. Its accumulated deficit at August 31, 1996 was $1,322,071. No operating revenues are anticipated until such time, if ever, as the Company can demonstrate the commercial viability of its Conserver 21 Program. There can be no assurance regarding whether or when the Company will successfully implement its business plan or operate profitably.

     The Company currently estimates that the net proceeds from this Offering will be sufficient to meet the Company's liquidity and working capital requirements for a period of at least 18 months following the consummation of this Offering. The continued expansion and operation of the Company's business beyond such 18 month period may be dependent on its ability to obtain additional financing. In the event the Company's plans change, its assumptions prove to be inaccurate or the net proceeds of this Offering together with the privately raised funds prove to be insufficient to fund operations (as a result of future changes in the industry, general economic conditions, unanticipated increases in expenses or other factors) the Company may be required to seek additional financing. Any additional equity financing may be dilutive to stockholders and debt financing, if available, will likely include restrictive covenants, including financial maintenance covenants restricting the Company's ability to incur additional indebtedness and to pay dividends. The Company has no current arrangement with respect to, or sources of, additional financing and there can be no assurance that any needed financing would be available to the Company on acceptable terms, or at all. The Company's ability to obtain additional financing will depend upon, among other things, the willingness of financial organizations to participate in funding and the Company's financial condition and results of operations.

     The Company's future performance will be subject to a number of business and other factors, including those beyond the Company's control, such as economic downturns and changes in the marketplace, as well as the level of competition and the ability of the Company to successfully implement its business strategy and effectively monitor and control its costs. Further, there can be no assurance that the Company will be able to generate significant revenues or achieve profitable operations.

                                    BUSINESS

THE COMPANY

     Conserver Corporation of America has licensed the exclusive right to import, promote, distribute, market and sell Conserver 21 to commercial users in the United States and Canada through May 2005, subject to extension. The Company believes, and independent laboratory tests have demonstrated, that Conserver 21 retards the spoilage of perishable fruits, vegetables and flowers, lengthens their post-harvest life and reduces shrinkage during transport and storage for a longer period of time than any other currently utilized technique. This results in fresher, higher quality fruits, vegetables and flowers for the consumer.

     Fresh fruits and vegetables, as well as fresh-cut flowers, are subject to natural decay which reduces their desirability. Fruits and vegetables are also subject to shrinkage which reduces the weight of product available for sale to consumers. In an effort to reduce such decay and shrinkage, additional costs are incurred by growers and distributors through the use of more expensive storage and transportation methods. Certain fruits and vegetables are often picked and shipped prior to being fully ripened in an effort to reduce spoilage while being transported, often resulting in uneven ripening and compromised taste for the ultimate consumer.

     Utilizing Conserver 21, the Company will offer growers and distributors an innovative quality assurance management program from point of packing to point of retail sale. The Company believes that the Conserver 21 Program should offer the following potential benefits:

     - Higher Level of Customer Satisfaction -- Conserver 21 allows fruits and vegetables to be harvested at the height of ripeness, resulting in a longer shelf-life, higher sugar content, richer color and better taste.

     - Increased Profit Potential -- Conserver 21 reduces shrinkage and spoilage during transport and storage, thus resulting in a better product yield for sale by supermarkets and other retailers.

     - Extended Selling Season -- Conserver 21 extends the selling season for many fruits and vegetables by allowing them to be harvested at the peak of ripeness, stored for a period of time and then delivered for retail sale "out of season" at premium prices.

     - Reduced Shipping Costs -- Conserver 21 extends the post-harvest life of highly perishable fruits, vegetables and flowers, so that they can be shipped by less expensive means of transportation.

     Conserver 21 is a natural and non-toxic product composed of the mineral sepiolite and other mineral salts. Conserver 21 works like a sponge, adsorbing gases (notably ethylene) produced by maturing fruits, vegetables and flowers. Without the use of Conserver 21 adsorbing such gases, these gases would be reintroduced and absorbed by such products, increasing their rate of decay while also hastening the maturation process. Conserver 21 is a non-invasive product which is manufactured in the form of cylindrical granules and enclosed in filters or packets which are then positioned so as not to come into direct contact with the product requiring protection during storage and transport.

     The Company plans to target supermarket chains and other retailers who will profit from the Conserver 21 Program. The Company also intends to purchase seasonal fruits and vegetables and store them utilizing the Conserver 21 Program for resale "out of season".

MARKET OVERVIEW

     The Company has targeted the fruit, vegetable and flower markets for the initial introduction of its Conserver 21 Program. The fresh fruit market generated (in billions) $16.7 and $15.9 in U.S. retail sales in 1995 and 1994, respectively, while the fresh vegetable market generated (in billions) $42.0 and $38.9 in U.S. retail sales in 1995 and 1994, respectively. The flower market generated (in billions) $14.1, $13.2, and $12.9 in U.S. retail sales in 1995, 1994, and 1993, respectively.

     Over the last decade, there has been a significant increase in demand for high quality fresh fruits and vegetables. The Company believes that this demand is evidenced by the increase in vine-ripened and organic products, the increased availability of fresh-cut salads and fruits and the trend among growers to employ company branding for fresh produce. Recent studies indicate that consumers are seeking high quality produce, and are willing to pay more for it.

     The Company believes that today's consumers are purchasing branded produce because of the expectation of uniform quality associated with established brands. Names like Dole and Chiquita have become synonymous with premium quality pineapples and bananas. As a result, food processors are focusing on the branded food market. The Company believes that its Conserver 21 Program will be attractive to growers and retailers who want to offer branded fruits and vegetables with an extended post-harvest life as well as uniform quality.

     The Company also believes that the Conserver 21 Program will be attractive to flower growers and retailers in that approximately 48%, or approximately $6.7 billion, of flowers sold in the United States are from foreign countries, and most of such flowers are transported by airplane. Using Conserver 21 would enable them to be transported by cargo ship or other means, thereby reducing the cost of transport. The flower market represents an opportunity for the Company's Conserver 21 Program as flower growers, shippers and retailers seek better ways to increase profit margins.

FRUIT, VEGETABLE AND FLOWER PRESERVATION METHODS

     There are several different methods utilized today to extend the post-harvest life of fruits, vegetables and flowers. The most commonly used methods are ethylene "adsorbers," controlled atmosphere storage and packaging, modified atmosphere packaging and irradiation.

     In addition, there are a number of products available for purchase which reduce the amount of ethylene in the atmosphere surrounding produce, or adsorb the ethylene being produced by the produce. These products adsorb or "scrub" ethylene until they reach their point of saturation. Without an organized system of inspection and management, these products often reach their level of saturation, after which they essentially stop working, allowing the produce to rapidly decay and spoil. Additionally, they are often not marketed in an integrated fashion which provides a simultaneous service and benefit to the shippers, retailers and consumers. The Company believes that, unlike Conserver 21, these products are of significantly reduced efficacy and value in a humid environment, which greatly limits their usefulness on a practical basis.

     Modified atmosphere systems involve changing the mixture of gases (usually nitrogen and carbon dioxide) in the atmosphere in which fruits, vegetables and flowers are stored or shipped to prevent the growth and spread of mold. In a typical modified atmosphere system, gases are introduced to control the enzyme systems that cause tissue respiration. Although modified atmosphere systems can assist in the reduction of mold, they do not restrict the normal spoilage and decay process of fruit and vegetables and each variety of produce has to be stored separately because of differing requirements for preservation.

     Controlled atmosphere systems maintain a pre-defined mixture of gases in the atmosphere surrounding fruit or vegetables, by constantly measuring and replenishing the component gases as needed. When fruit is released from such an artificial environment, however, there is a significant possibility of the entire stored load being spoiled and unfit for sale or consumption (sources normally estimate this likelihood at 2-5%). In addition, fruits and vegetables spoil extremely quickly and unpredictably after release from the artificial environment. As a result, the Company believes that the controlled atmosphere process represents only a partial solution to some of the problems of long-term storage. Additionally, it is publicly unpopular to treat foods in a poisonous gas environment, however scientifically harmless to the foods.

     Carefully controlled dosages of gamma irradiation can be effective in controlling decay and insect infestations on such produce as papayas, mangos, bananas, pineapples and grapefruits. In a less costly and sophisticated solution, ultraviolet lamps are sometimes used to control bacteria and mold in refrigerated storage. Although ultraviolet light can play a role in the control of bacteria and fungi, it has no effect on preventing or slowing the decomposition and decay of fruits, vegetables or flowers. Commercial application of gamma irradiation is limited due to the cost and size of the equipment required for the treatment, as well as public reluctance to purchase and consume irradiated foods.

CONSERVER 21

     Conserver 21, which is composed of the mineral sepiolite and other mineral salts, works like a sponge. When placed in a storage or transport area with fresh fruit, vegetables and flowers, it adsorbs gases detrimental to the preservation of food, most notably ethylene, and stimulates the creation of carbon dioxide and water vapors, which helps delay the food maturation process. Unlike other methods of extending post-harvest life, Conserver 21 is not applied directly to the fruits, vegetables or flowers nor is it placed on the product or into the environment.

     Conserver 21 is manufactured in the form of cylindrical granules and is currently available in two packaged forms, filters and packets. The filters are placed in front of the vents of air conditioning or ventilation systems of storage areas and transport vehicles so that the gases emitted by fruits, vegetables and flowers can be adsorbed. Each filter provides the equivalent coverage of a 20 foot container, or approximately 30 cubic meters. Generally, filters may be attached to air vents through the use of a universal bracket, and do not require any change to the existing air conditioning or ventilation equipment. The packets can be strategically placed in boxes or crates containing the produce being stored or shipped. The granules within the packet are spontaneously activated by the gases emitted by the ripening fruits, vegetables and/or flowers. Filters and packets are expected to remain efficacious for approximately 30 days from their initial use.

     Conserver 21 may be stored for up to 18 months in its original sealed packaging prior to being opened for use. After the sealed packaging is opened, Conserver 21 retains its effectiveness for up to 30 days, depending on the particular environment in which the product is being used. Each filter or packet will be bar coded or otherwise identified, to insure its use only prior to its expiration date and so each filter or packet can be tracked from its initial point of installation until it is returned to the Company.

     Tests conducted by independent laboratories in France, Spain, The Netherlands, Denmark, Israel and the United States, as well as the Company's own market tests with potential customers, have demonstrated that Conserver 21 can retard the spoilage of perishable produce and flowers, lengthen their harvested life and reduce shrinkage in the transport process. The Company believes that use of its Conserver 21 Program offers a natural, non-invasive method of extending the post-harvest life of fruits, vegetables and flowers for a longer period of time than any other currently utilized technique.

CONSERVER 21 PROGRAM

     The Company's Conserver 21 Program is intended to ensure that fruits, vegetables and flowers purchased from growers meet quality standards of freshness which are maintained through the packing and transportation process until delivery to the point of retail distribution.

     Pre-Transport Inspection. Prior to shipping, the fruits, vegetables or flowers will be inspected by one of the Company's technical representatives. The Company intends to primarily hire retired or off-duty inspectors from the United States Department of Agriculture, already experienced in the area of food and flower inspection, to act as technical representatives.

     The Company's inspection standards will be formulated to ensure that the fruits, vegetables or flowers subject to inspection are:

     - at the optimal level of maturation and ripeness, freshly harvested and free from visually apparent disease; and

     - in conformity with quality standards established by the Company's customers relating to taste, smell and appearance.

     Conserver 21 Installation. After inspection, the Company's technical representatives will install, or oversee the installation of, Conserver 21 filters or packets at appropriate sites, including trucks, storage areas, cooling rooms and warehouse areas, in accordance with protocols being developed by the Company for each particular line of fruits, vegetables and flowers.

     Post-Transportation Inspection and Collection. Shipped items may be re-inspected at the point of retail delivery by a technical representative (depending upon customer wishes) during unloading and delivery to ensure that the Company's quality standards have been maintained during the storage and shipping process. Conserver 21 filters and packets used in storage and shipment will either be collected by the Company's technical representative at the time of inspection, or will be returned directly to the Company via pre-paid return packages or other methods arranged by the Company, for subsequent use.

     Potential Benefits.

     - Higher Level of Consumer Satisfaction. Retail distributors using the Conserver 21 Program will be able to offer customers higher quality produce without a significant increase in cost. Foods which were previously harvested before maximum ripeness to avoid spoilage in shipping can now be harvested when ripe. Generally, harvesting at peak maturation means that most fruits and vegetables will have a higher sugar content, richer color and better taste. In addition, the selling season for produce which is not available year-round can be extended because ripe produce can be harvested, stored with reduced spoilage and delivered for retail sale "out of season." Unusual and exotic produce and flowers which currently have to be shipped overseas via air transport can be shipped via slower, less expensive means of transport.

     - Reduced Shipping Costs. In some instances, retail distributors' cost of products may decrease significantly due to the use of the Conserver 21 Program. The Conserver 21 Program can slow the decay of highly perishable items, thereby allowing shipment by less expensive means of transport than otherwise used.

     - Increased Weight. The use of the Conserver 21 Program should generally result in a higher weight yield of fruits, vegetables and flowers upon delivery because of reduced spoilage. In addition, the production of water vapor attributable to the use of Conserver 21 reduces the amount of shrinkage. The retail distributor often pays the grower by weight at the time of transport. Consequently, if there is less spoilage and shrinkage through the use of Conserver 21, the weight of fruits and vegetables delivered for retail sale is higher. Further, since many fruits and vegetables are sold by weight to the retail consumer, the retail distributor can realize greater profits on original purchases by weight from growers.

BUSINESS STRATEGY

     Market Opportunities. The following examples (based on tests performed by Groupe Conserver) highlight some of the market opportunities for the Company's Conserver 21 Program.

  -- StrawberriesGrowers and distributors in California ship more than 600 million pounds of strawberries annually. The post-harvest life of strawberries being shipped long distances can be extended for up to 10 additional days utilizing Conserver 21 resulting in greater volume and higher quality berries for distributors to sell.

  -- Oranges     Approximately 18 billion pounds of oranges are grown in Florida annually. Utilizing Conserver 21, the Company can extend the post-harvest life of oranges from 35 days to as much as 90 days. This significantly extended post-harvest life creates opportunities to harvest the fruit at the end of the season when the oranges are at their highest quality.

  -- Tomatoes    Most tomatoes are harvested before they are ripe and then
                 ripened to specific customer specifications by repackers using a "forced ripening" system. This forced ripening system results in compromised taste and an added expense for growers. The
                 Company believes that its Conserver 21 Program can extend the post-harvest life of tomatoes from 12 to as much as 40 days, enabling tomatoes to be harvested when they are vine ripe. The
                 Company believes these vine ripened tomatoes may then be sold directly to supermarkets at a premium price, at their maximum weight and at their height of natural ripeness.

  -- Flowers     Historically, approximately 48% of the flowers sold in the
                 United States are imported from foreign countries, utilizing daily air freight shipments. The Company believes that its Conserver 21 Program can increase the post-harvest life of gladioli and carnations by as much as 19 days, and by as much as 16 days for roses. As with produce, there is a two-fold benefit to the retail distributors. Because of the extended post-harvest life, these flowers can be shipped by less expensive means of transport. In addition, flowers can be harvested and stored longer to meet peak demand for the major holidays for flower sales -- Valentine's Day, Mother's Day and Easter.

  -- "Out of
     Season"
     Produce In addition to offering its Conserver 21 Program to supermarkets and other retailers, the Company intends to purchase harvested seasonal fruits and vegetables, and store them utilizing Conserver 21 preservation techniques, with the anticipation that these stored fruits and vegetables will be marketed after their normal season is past, when they may be sold at prices higher than normal market prices. The Company plans to use a portion of the net proceeds of this Offering for such purpose. See "Use of Proceeds."

     Initial Market Entry. In order to demonstrate anticipated savings to the Company's prospective customers, primarily expected to be supermarket chains and other retail distributors, from the use of the Conserver 21 Program, the Company intends to initially approach two or three smaller supermarket chains (150 to 300 retail stores) on the East Coast and offer to conduct free short-term demonstrations of its Conserver 21 Program.

     Before initial contact with a particular supermarket chain is established, the Company intends to perform research to secure information relative to such chain's:

     - Specific sources of supply of fruits and vegetables;

     - Distribution and storage policies; and

     - Warehouse and delivery procedures.

     After analyzing the results of such research, initial contact will be made with the chain's most senior fruit and vegetable purchasing employee for an introductory presentation about the Company and its Conserver 21 Program. In particular, the Company will address the following issues:

     - the specific fruits and vegetables to be the subject of the Conserver 21 Program demonstrations;

     - scope of the Conserver 21 Program; and

     - operational procedures to be utilized, including points of inspection, installation and return of the filters and packets, interaction with trucking companies and other common carriers and reporting procedures.

     If the prospective customer is amenable, a short term test period encompassing three to five shipments will be implemented, after which an evaluation can be made by the prospective customer's own staff of the potential benefits realizable through use of the Conserver 21 Program. A long-term agreement will be sought if the test results support the Company's assertion of such benefits. The Company has no current customers for its Conserver 21 Program. There can be no assurance that the Company's attempts at initial market entry will be successful.

     Price. The Company expects to charge for the use of its Conserver 21 Program for fruits and vegetables based on the weight of product subject to its supervision.

     Branded Service. The Company intends to establish the Conserver 21 Freshness Seal as a quality brand identifying fruit and vegetables which have satisfied the Conserver 21 Program taste and appearance standards, and flowers which have satisfied the Conserver 21 Program freshness and appearance standards.

MARKETING RESEARCH

     In connection with the development of its marketing plan, the Company expects to implement Conserver 21 product tests in a variety of areas. The Company is developing protocols for the use of Conserver 21 to ensure that the Conserver 21 Program can be used effectively with a variety of fruits and vegetables grown in the United States. The Company has engaged Mr. Elie Toledano as a consultant to assist the Company with the development of its protocols, marketing strategies and research, as well as identifying the products with which Conserver 21 can be effectively utilized. Mr. Toledano served as Groupe Conserver's scientific coordinator for almost two years, during which time he was responsible for organizing and supervising the testing of Conserver 21 in laboratories around the world.

     The Company expects to perform studies to demonstrate the specific advantages of Conserver 21 over ethylene adsorbers and other methods of produce life extension. The Company also expects to explore additional uses of Conserver 21, including its potential use in pre-packaged produce items such as salads, as well as its potential in minimizing the effect of smoke in public areas such as restaurants, hotels and offices.

GROUPE CONSERVER DISTRIBUTION AGREEMENT

     Conserver 21 S.A. ("Conserver SA"), and Conserver Engineering Ltd. ("Engineering"), Conserver International B.V. ("BV") and Conserver North America, Inc. ("Nord"), (each an affiliate of Conserver SA and collectively, with Conserver SA, the "Groupe Conserver") own the Conserver 21 trademark, as well as certain patent applications and other intellectual property rights with respect to the manufacture of Conserver 21 and other preservatives for foodstuffs and flowers (collectively, "Conserver 21 Products").

     On October 9, 1996, the Company entered into a Distribution Agreement (the "Groupe Conserver Distribution Agreement"), superseding a prior agreement entered into in March 1996, with BV and Nord pursuant to which BV and Nord, as sublicensees of Conserver SA, granted the Company the exclusive right to import, promote, distribute, market and sell Conserver 21 Products in the United States and its possessions, territories and dependencies, as well as in Canada, for commercial users, excluding domestic consumers. The Company has agreed to buy all Conserver 21 Products as it may require from BV.

     The Company's price for Conserver 21 Products purchased by it shall be equal to those prices paid by other Conserver 21 distributors. The Company is also required to pay a royalty to BV equal to 6% of the net sales of Conserver 21 Products for up to $100,000,000, increasing to 7% thereafter. Such royalties are payable to BV 45 days after the end of each calendar quarter. Net sales is defined as the gross proceeds from the sale of Conserver 21 Products reduced by the cost of packing, freight, insurance, federal, state and local taxes. The Company is required to provide to BV, among other things, quarterly financial statements and detailed sales summaries.

     BV has the right, upon 60 days' written notice to the Company, to substitute a new product for any Conserver 21 Product and to modify the specifications, the manufacture or the design of any Conserver 21 Product if and when it deems necessary or desirable. The Company has a right of first refusal for a license or distributorship with respect to (i) any proposed use of Conserver 21 Products for uses other than the preservation of foodstuffs and flowers and for individual use and (ii) any products acquired or developed by any member of BV or Engineering for use as a preserver of foodstuffs and flowers.

     Pursuant to the terms of the Distribution Agreement, the Company has also received the non-exclusive right in the United States and Canada to use the trademark "Conserver 21" for use in connection with the marketing of Conserver 21 Products.

     The Groupe Conserver Distribution Agreement shall remain in effect for an initial term equal to the duration of the license granted to BV and Engineering (currently expiring on May 12, 2005); provided, however, that, to the extent BV or Engineering succeeds in obtaining a license for a longer duration, or succeeds in obtaining exclusive proprietary rights to the intellectual property rights or the Conserver 21 trademark and on all rights relating to the know-how and inventions upon which the Conserver 21 Products are based, the initial term shall be extended for a total duration of 20 years (the "Initial Term").

     The Groupe Conserver Distribution Agreement is automatically renewable beyond the Initial Term for subsequent periods of three years; provided, however, that the Groupe Conserver Distribution Agreement can be terminated by either party by written notice one year prior to the end of the Initial Term and thereafter by written notice six months prior to the end of each succeeding three year term.

     The Groupe Conserver Distribution Agreement may be terminated by either party in case of insolvency or bankruptcy of the other party; substantial breach of any material provision if the breaching party has not cured such breach within 30 days of written notice thereof; failure of the Company to meet 75% of minimum sales levels (to be mutually agreed upon by the parties) for two consecutive years, commencing January 1, 1998; and failure of the Company to comply with marketing guidelines established by Conserver BV. Conserver BV may also terminate the Agreement if the Company does not pay amounts due within 20 days of receipt of notice to that effect.

SOURCES OF SUPPLY; MANUFACTURING

     Conserver 21 is currently manufactured in Spain at Groupe Conserver's own facility with a maximum production capability of four tons per day. The Company believes that its supply needs will comprise 20% of the current manufacturing capability. Groupe Conserver has advised the Company that it expects to open a new production facility in France with a production capacity of 10 to 20 tons per day after completion of this Offering. A portion of the net proceeds of this Offering will be used to purchase Conserver 21 inventory. See "Use of Proceeds."

     The Groupe Conserver Distribution Agreement requires BV to establish a manufacturing facility in either the United States, Canada or Mexico to supply Conserver 21 Products to the Company if the volume of the Company's orders for Conserver 21 Products is such that BV is unable to deliver orders in a timely fashion after making reasonable efforts to increase production.

INSURANCE

     The Company currently maintains comprehensive general liability and property insurance with coverage of $1,000,000 per occurrence and umbrella insurance of $2,000,000 per occurrence. There can be no assurance that such coverage will be adequate to protect the Company from all potential losses.

EMPLOYEES

     As of October 31, 1996, the Company had six employees, including its four executive officers.

FACILITIES

     The Company's offices are located in an executive office suite comprising 600 square feet in Coral Gables, Florida on a month-to-month rental basis at a cost of approximately $5,000 per month. After the Offering the Company expects to move its offices to a larger facility in the same area, although the Company has not entered into any negotiations for such facilities.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

                    NAME                     AGE                   POSITION
    -------------------------------------    ----    -------------------------------------
    Charles H. Stein.....................      64    Chairman, President and Chief
                                                     Executive Officer
    James V. Stanton.....................      64    Vice Chairman and Director
    Douglas C. Rice......................      53    Vice President -- Corporate
                                                     Development
    Miles R. Greenberg...................      39    Vice President -- Finance, Treasurer
                                                     and Chief Financial Officer
    Gerald M. Breslauer..................      59    Vice President -- Administration and
                                                       Secretary
    Bruce Denis Allet....................      33    Director
    Brian J. Bryce.......................      62    Director
    Jay M. Haft..........................      61    Director
    Michael Jay Scharf...................      54    Director

     CHARLES H. STEIN has been Chairman, President and Chief Executive Officer of the Company since its inception in March 1996. From June 1994 until March 1996, Mr. Stein was a private investor and consultant. From October 1993 until June 1994, Mr. Stein was Chairman of HMI International Ltd., a Florida based distributor of watches and retail close-out merchandise. Prior thereto and from 1983, Mr. Stein, who pioneered the concept of packaging fresh orange juice in "milk-type" cartons, was a private investor. From December 1968 to October 1983, Mr. Stein was Chairman and Chief Executive Officer of Hardwicke Companies Inc., which built, developed, or operated more than 50 restaurants (including Tavern on the Green, Maxwell's Plum, and Benihana), health spas, theme parks in North America, Europe and Asia (including Great Adventure in New Jersey), and duty-free shops. He was previously President and Chief Executive Officer of Kitchens of Sara Lee, the world's largest bakery, as well as a director, member of the Executive Committee, and a Vice President of Consolidated Foods Corporation, the parent company of Sara Lee.

     JAMES V. STANTON has been Vice Chairman and a director of the Company since its inception. Mr. Stanton has been an attorney and a registered lobbyist in Washington, D.C. since 1988, and represented the 20th Congressional District of Ohio in the United States House of Representatives from 1971 to 1977, where he served on the Select Committee on Intelligence, the Government Operations Committee, and the Public Works and Transportation Committee.

     DOUGLAS C. RICE has been Vice President -- Corporate Development of the Company since May 1996. Prior to joining the Company and from 1986, Mr. Rice was an independent food technologies consultant, during which time, among other engagements, he provided advice and guidance for six years to the Charoen Pokphand Group, one of Asia's largest food producers, on the operation, financing, management and distribution aspects of businesses specializing in shrimp, fish, and chicken products. From 1984 to 1986, he was Executive Vice President of Prudential Bache Trade Corp., a London-based merchant banking firm.

     MILES R. GREENBERG was appointed Vice President and Chief Financial Officer of the Company in September 1996. From 1994 until joining the Company, Mr. Greenberg served as Vice President and Chief Financial Officer of F3 Software Corporation ("F3"), a developer and marketer of electronic forms composition and automation software. From 1992 until assuming his positions at F3, he served as Controller of BLOC Development Corporation (former parent company of F3), a publicly held entity primarily engaged in the development, publishing and direct marketing of computer software and hardware products. From 1985 to 1992, Mr. Greenberg served as Vice President and Chief Financial Officer of The Levenshon Companies, Inc. and its affiliates, a group specializing in real estate development and management, oil and gas drilling and operations, and portfolio investment and management.

     GERALD M. BRESLAUER has been Vice President -- Administration of the Company since its inception. From 1991 until he joined the Company in March 1996, Mr. Breslauer, who is an attorney, was an agent of The Equitable Life Assurance Society of the United States and the Equitable Variable Life Insurance Company and was a registered representative of Equico Securities, Inc. From 1989 to 1991, Mr. Breslauer was President of Sterling Financial Corporation, a Florida consulting and investment service firm.

     BRUCE DENIS ALLET has been a director of the Company since March 1996. Mr. Allet has been employed by Groupe Conserver since 1993, most recently as its Chairman and President. From 1985 to 1993, Mr. Allet managed several international trading companies and operated various international venture investment funds.

     BRIAN J. BRYCE has been a director of the Company since July 1996. Since 1988, Mr. Bryce has been the sole principal and a director of Bryce & Company, Limited, a consulting firm engaged in venture capital projects. Mr. Bryce was employed by Hyatt International Corporation from 1969 until 1988, initially as a Vice President, ultimately becoming Vice Chairman of Hyatt International Corporation in 1981.

     JAY M. HAFT has served as a director of the Company since October 1996. A practicing attorney for over 25 years and a strategic consultant for growth stage companies, Mr. Haft also serves as Chairman of Noise Cancellation Technologies, Inc., Extech, Inc., and Healthcare Acquisition Corp., each a public company whose respective securities are traded on the Nasdaq SmallCap Market. He is a Managing General Partner of Venture Capital Associates, Ltd. and of Gen Am "1" Venture Fund, a domestic and an international venture capital fund, respectively. Mr. Haft is a director of the following public companies:
Robotic Vision Systems, Inc. (OTC), Noise Cancellation Technologies, Inc. (OTC), Extech Inc. (OTC), Healthcare Acquisition Corp. (OTC), Viragen, Inc. (OTC), PC Service Source, Inc. (OTC), DUSA Pharmaceuticals, Inc. (OTC) and Oryx Technology Corp. (OTC). From 1989 until 1994, he was a partner at Parker Duryee Rosoff & Haft, counsel to the Company, in New York, New York. He is currently of counsel to such firm.

     MICHAEL JAY SCHARF has been a director of the Company since September 1996. Mr. Scharf has been Chairman, President and Chief Executive Officer of Niagara Corporation (formerly International Metals Acquisition Corporation), a publicly held specialty steel and metal company, since 1993. From 1989 until 1993, Mr. Scharf was a private investor. From 1983 until 1989, he was Chairman and Chief Executive Officer of Edgecomb Corporation, a leading independent metals distribution company which was sold in 1989 to the Blackstone Group. Mr. Scharf is also a director of Financial Services Acquisition Corp., a publicly held company.

     The Company has agreed that, for a period of five years from the effective date of the Registration Statement, the Representative may designate one person to attend all meetings of the Company's Board of Directors and to receive all notices of meetings of the Company's Board of Directors and all other correspondence and communications sent by the Company to members of its Board of Directors. The Company has agreed to reimburse designees of the Representative for their reasonable out-of-pocket expenses incurred in connection with their attendance of meetings of the Company's Board of Directors. The Representative has not designated an individual to serve in such capacity. See "Underwriting."

BOARD COMMITTEES

     The Company's Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. The responsibility of the Audit Committee (which, upon completion of this Offering, will consist of Messrs. Stanton, Bryce and Scharf) include recommending to the Board of Directors the firm of independent accountants to be retained by the Company, reviewing with the Company's independent accountants the scope and result of their audits, and reviewing with the independent accountants and management the Company's accounting and reporting principles, policies and practices, as well as the Company's accounting, financial and operating controls and staff. The Compensation Committee (which, upon completion of this Offering, will consist of Messrs. Stein, Haft and Scharf) has responsibility for establishing and reviewing employee compensation. The Stock Option Committee (which, upon completion of this Offering, will consist of Messrs. Stein, Haft and Scharf) has responsibility for administering and interpreting the Company's 1996 Stock Option Plan (the "Plan"), and determining the recipients, amounts and other terms (subject to the requirements of the Plan) of options which may be granted under the Plan from time to time.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain summary information concerning the aggregate total annual salary and bonus paid or accrued by the Company for services rendered from inception through October 31, 1996 to its chief executive officer.

                              ANNUAL COMPENSATION

                                  PRINCIPAL                                                    ALL OTHER
          NAME                     POSITION            SALARY$        BONUS$     OPTIONS     COMPENSATION$
-------------------------  ------------------------    -------        ------     -------     -------------
Charles H. Stein.........  Chief Executive Officer        0(1)           0          0              0

---------------
(1) Pursuant to his employment agreement with the Company, Mr. Stein will begin drawing an annual salary of no less than $125,000 upon the consummation of this Offering.

EMPLOYMENT AGREEMENT

     Upon consummation of this Offering, the Company will enter into an employment agreement with Charles H. Stein, President and Chief Executive Officer of the Company. The agreement will have a three-year term which renews for an additional year on each anniversary of the agreement, and will provide for an annual base compensation of not less than $125,000. The agreement provides for certain employee benefits including medical insurance, vacation and a car allowance, and also contains a non-competition provision covering the term of the agreement plus one year following termination.

STOCK OPTION PLAN

     The Company's Board of Directors has adopted the Plan for officers, employees, directors and consultants of the Company or any of its subsidiaries. The Plan authorizes the granting of stock options to purchase an aggregate of not more than 450,000 shares of the Company's Common Stock.

     The Plan is administered by the Stock Option Committee of the Company's Board of Directors (the "Committee"). In general, the Committee will select the persons to whom options will be granted and will determine, subject to the terms of the Plan, the number, the exercise period and other provisions of such options. The options granted under the Plan will be exercisable in such installments as may be provided in the grant.

     Options granted to employees may be either incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code") or non-ISOs. The Committee may determine the exercise price, provided that, in the case of ISOs, such price may not be less than 100% (110% in the case of ISOs granted to holders of 10% of the voting power of the Company's stock) of the fair market value (as defined in the Plan) of the Company's Common Stock at the date of grant. The aggregate fair market value (determined at time of option grant) of stock with respect to which ISOs become exercisable for the first time in any year cannot exceed $100,000.

     All options will be evidenced by a written agreement containing the above terms and such other terms and conditions consistent with the Plan as the Committee may impose. Each option, unless sooner terminated, shall expire no later than 10 years (five years in the case of ISOs granted to holders of 10% of the voting power of the Company's stock) from the date of the grant, as the Committee may determine. The Committee has the right to amend, suspend or terminate the Plan at any time, provided, however, that unless ratified by the Company's stockholders within 12 months thereafter, no amendment or change in the Plan will be effective: (a) increasing the total number of shares which may be issued under the Plan; (b) reducing below fair market value on the date of grant the price per share at which any option which is an ISO may be granted;
(c)
extending the term of the Plan or the period during which any option which is an ISO may be granted or exercised; (d) altering in any way the class of persons eligible to participate in the Plan; (e) materially increasing the benefits accruing to participants under the Plan; or (f) with respect to options which are ISOs, amending the Plan in any respect which would cause such options to no longer qualify for ISO treatment pursuant to the Code.

     As of the date hereof, no options have been granted under the Plan.

COMPENSATION OF DIRECTORS

     Following the consummation of this Offering, directors who are not employed by the Company will be paid a fee, to be determined by the Board of Directors, for each meeting attended. In addition, all directors will be reimbursed for expenses incurred on behalf of the Company.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND RELATED MATTERS

     The Company's Certificate of Incorporation limits, to the maximum extent permitted by the DGCL, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers (other than liabilities arising from acts or omissions which involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of the DGCL). The Certificate of Incorporation provides further that the Company shall indemnify to the fullest extent permitted by the DGCL any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent or the Company. Subject to the Company's Certificate of Incorporation, the By-laws provide that the Company shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his being an officer or director of the Company, except where such director or officer is finally adjudged to have been derelict in the performance of his duties as such director or officer.

     The Company expects to enter into separate indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Company's Certificate of Incorporation and By-laws. The indemnification agreements may require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. The Company believes these agreements are necessary to attract and retain qualified persons as directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

     Following the Company's incorporation in March 1996, the Company issued an aggregate of 10,389,259 shares of Common Stock to 24 persons, including Messrs. Stein, Stanton, Breslauer, Haft and Scharf and Conserver Investments, SA, at a price of $.001 per share.

     During the period from April 1996 through November 1996, the Company issued an aggregate of 1,350,558 shares of Common Stock to 49 persons at a price of $2.34866 per share, including two persons who had previously acquired shares of Common Stock at $.001 per share and 63,866 shares to two adult children of James
V. Stanton, a director of the Company.

     In March 1996, options to purchase 159,666 shares of Common Stock at an exercise price of $.234866 per share were granted to Douglas Rice, Vice President -- Corporate Development. The Company recorded compensation charges of $337,500 in connection with the issuance of such options. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation." In August 1996, warrants to purchase 319,331 shares at a purchase price of $2.34866 per share were granted to each of Messrs. Haft and Stanton, and options to purchase 74,511 shares of Common Stock at an exercise price of $2.34866 per share were granted to Michael Stanton, an employee of the Company and James Stanton's son. In September 1996, options to purchase 95,799 shares of Common Stock at an exercise price of $2.34866 per share were granted to Miles R. Greenberg, Vice President and Chief Financial Officer.

     In October and November 1996, the Company repurchased, for an aggregate repurchase price of $1,800,000, 2,909,461 of the 3,548,123 shares of Common Stock originally acquired by Conserver Investments, SA (an affiliate of Groupe Conserver) ("CI") in March 1996.

     Pursuant to a Stockholder Agreement dated March 7, 1996 by and among Charles Stein, Bruce Denis Allet on behalf of CI and a non-affiliate stockholder, Mr. Allet has served on the Board of Directors as a designee of CI. This agreement terminated effective upon the disposition by CI of its remaining shares of Common Stock in November 1996.

     Jay M. Haft, a director of the Company, is of counsel to Parker Duryee Rosoff & Haft A Professional Corporation, which firm will be passing upon the validity of the Securities being offered by the Company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of November 21, 1996 for (i) each executive officer and director of the Company, (ii) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, and
(iii) all executive officers and directors as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                                                       PERCENTAGE
                                                               NUMBER OF           BENEFICIALLY OWNED
                                                                 SHARES           ---------------------
NAME AND ADDRESS OF                                           BENEFICIALLY         BEFORE       AFTER
BENEFICIAL OWNER(1)                                              OWNED            OFFERING     OFFERING
------------------------------------------------------------  ------------        --------     --------
Charles H. Stein............................................     2,128,874(2)       23.8%        16.5%
James V. Stanton............................................       489,641(3)        5.3%         3.7%
Douglas C. Rice.............................................             0            --           --
Miles R. Greenberg..........................................             0            --           --
Gerald M. Breslauer.........................................       106,444           1.2%           *
Bruce Denis Allet...........................................             0            --           --
  Avenue d'Auderghem,
  272 1040 Brussels, Belgium
Brian J. Bryce..............................................     1,064,437(4)       11.9%         8.2%
Jay M. Haft.................................................       425,775(5)        4.6%         3.2%
  201 S. Biscayne Boulevard, Suite 300
  Miami, FL 33133
Michael Jay Scharf..........................................       425,775(6)        4.8%         3.3%
  704 Spinnakers Reach
  Ponte Vedra, FL 32082
Jasmine Trustees Ltd........................................     1,064,437(4)       11.9%         8.2%
  P.O. Box 675
  St. Helier, Jersey Channel Islands
Dori Kallan, Daniel Kallan and                                     638,662           7.1%         4.9%
  Joshua Kallan as joint tenants............................
  19999 Back Nine Drive
  Boca Raton, FL 33498
All executive officers and directors as a group (9 persons)      4,640,946          48.3%        34.3%
  (2)(3)(4)(5) and (6)......................................

---------------

  * Represents beneficial ownership of less than 1% of the Common Stock.
(1) Unless otherwise indicated, the holders' address is c/o the Company, 2655 LeJeune Road, Suite 535, Coral Gables, Florida 33134.
(2) Represents shares held by a trust for the benefit of Mr. Stein's spouse and children. Mr. Stein disclaims voting and investment power with respect to the shares.
(3) Includes 42,577 shares held jointly by Mr. Stanton and his spouse and 319,331 shares of Common Stock underlying warrants exercisable within 60 days of the date of the Prospectus. Does not include 63,866 shares owned by Mr. Stanton's adult children.
(4) Represents shares held by Jasmine Trustees Ltd., a trust established for the benefit of Mr. Bryce and his children. Mr. Bryce does not have voting or dispositive power with respect to such shares.
(5) Includes 319,331 shares of Common Stock underlying warrants exercisable within 60 days of the date of this Prospectus.
(6) Includes 425,775 shares held by the Scharf Family 1989 Trust for the benefit of Mr. Scharf and his family.

                           DESCRIPTION OF SECURITIES

     The following descriptions of the Company's securities are qualified in all respects by reference to the Certificate of Incorporation and By-laws of the
Company and the warrant agreement (the "Warrant Agreement"), dated             ,
1996, by and among the Company, the Representative and Continental Stock Transfer & Trust Company (the "Warrant Agent"), copies of which are filed as Exhibits to the Registration Statement of which this Prospectus is a part. The Certificate of Incorporation of the Company authorizes the Company to issue up to 5,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), none of which is outstanding and 30,000,000 shares of Common Stock, par value $.001 per share. As of the date hereof, there are no Warrants outstanding.

COMMON STOCK

     As of November 20, 1996, there were 8,963,418 shares of Common Stock outstanding. There will be 12,910,196 shares of Common Stock outstanding after giving effect to the sale of the Shares of Common Stock offered hereby and the SES Reacquisition. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights and have no rights to convert their Common Stock into any other securities. All shares of Common Stock have equal, non-cumulative voting rights, and have no preference, exchange, preemptive or redemption rights. The outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of the Offering will be, fully paid and nonassessable. See "Capitalization."

WARRANTS

     Exercise Price and Terms. Each Warrant entitles the registered holder thereof to purchase, at any time over a fifty-four month period commencing six
(6) months after the date of this Prospectus, one share of Common Stock at a
price of $          per Share [140% of the initial public offering price per
Share], subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.

     The exercise price of the Warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the Securities offered hereby.

     Adjustments. The holders of the Warrants are protected against dilution of their interests by adjustments, as set forth in the Warrant Agreement, of the exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the Common Stock, or sale by the Company of shares of its Common Stock or other securities convertible into Common Stock at a price below the then-applicable exercise price of the Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrant.

     Redemption Provisions. Commencing eighteen (18) months after the date of this Prospectus, all, but not less than all, of the Warrants are subject to redemption at $0.10 per Warrant on not less than thirty (30) days' prior written notice to the holders of the Warrants provided the per share closing sale price of the

Common Stock as reported on AMEX equals or exceeds $          [250% of the
initial public offering price per Share] per Share for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth
(5th) trading day prior to the date on which the Company gives notice of redemption. The Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

     Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date five (5) years from the date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

     The Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use its best efforts to have all the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so.

     The Warrants are separately transferable immediately upon issuance. Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale or exemption, purchasers may buy Warrants in the after-market in, or may move to, jurisdictions in which Warrants and the Common Stock underlying the Warrants are not so registered or qualified or are exempt. In this event, the Company would be unable lawfully to issue Common Stock to those persons desiring to exercise their Warrants (and the Warrants would not be exercisable by those persons) unless and until the Warrants and the underlying Common Stock are registered, or qualified for sale in jurisdictions in which such purchasers reside, or an exemption from registration or qualification exists in such jurisdiction.

     Warrantholder Not a Stockholder. The Warrants do not confer upon holders any voting, dividend or other rights as stockholders of the Company.

     Modification of Warrants. The Company and the Warrant Agent may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the warrantholders. The Company may, in its sole discretion, lower the exercise price of the Warrants for a period of not less than thirty (30) days on not less than thirty (30) days' prior written notice to the warrantholders and the Representative. Modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant requires the consent of two-thirds of the warrantholders. No other modifications may be made to the Warrants, without the consent of two-thirds of the warrantholders.

OTHER WARRANTS AND CONVERTIBLE SECURITIES

     Prior to the Offering, in August 1996, as a means of compensating certain founders of the Company for their efforts in connection with the organization and development of the business, the Company issued warrants to purchase 319,311, 319,311 and 53,222 shares of Common Stock to Jay M. Haft, James V. Stanton and Greg Pilkington, respectively, at an exercise price of $2.34866 per share. The Company has recorded compensation charges in the amount of $457,201 in connection with the value attributed to the issuance of such warrants. In September and November 1996, the Company issued 10% Convertible Debentures in the aggregate principal amounts of $600,000 and $150,000, respectively. The holders of the debentures may elect to convert at any time all unpaid principal and accrued interest into shares of Common Stock at a rate of $2.34866 per share. The holders of the debentures aggregating $150,000 issued in November 1996 can elect to be paid in full upon the consummation of the Offering. In addition, the Company has agreed to issue, upon the completion of the Offering, 1,170,881 warrants at an exercise price of $.94 to SES and one of its affiliates. The Company anticipates that it will record a non-cash compensation charge of approximately $2,300,000 in connection with the value attributed to such issuance. See "Management's Discussion and Analysis of Financial Condition and Plan of
Operation -- Liquidity and Capital Resources."

PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes the issuance of 5,000 shares of Preferred Stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its Preferred Stock, there can be no assurance that it will not do so in the future.

OPTIONS

     As of the date of this Prospectus, options to purchase 212,888 shares of Common Stock at an exercise price of $.234866 and options to purchase 244,821 shares of Common Stock at an exercise price of $2.34866 per share have been granted to 5 persons. These options vest pro-rata over three years commencing one year from the date of grant. The Company has recorded compensation charges of $450,000 in connection with the issuance of the 212,888 options exercisable at $.234866 per share. No options have been granted under the Company's 1996 Stock Option Plan. See "Stock Option Plan."

SECTION 203 OF THE DGCL

     Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transactions which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date, the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

TRANSFER AND WARRANT AGENT

     The transfer agent for the Common Stock and the Warrant Agent for the Warrants is Continental Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this Offering, there has been no market for the Common Stock or Warrants. No predictions can be made with respect to the effect, if any, that public sales of shares of the Common Stock or Warrants or the availability of Shares or Warrants for sale will have on the market price of the Common Stock or Warrants after this Offering. Sales of substantial amounts of the Common Stock or Warrants in the public market following this Offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock and Warrants or the ability of the Company to raise capital through sales of its equity securities.

     Upon completion of this Offering, the Company will have 12,910,196 shares of Common Stock outstanding (after giving effect to the SES Reacquisition). Of these shares, the 4,000,000 shares and 4,000,000 Warrants sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act.

     The remaining 8,910,196 shares and the 691,884 $2.35 Warrants held by existing stockholders will be restricted securities as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 which is summarized below. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market prices of the Common Stock and Warrants.

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including the holding period of any securities which converted into the Restricted Shares and including the holding period of any prior owner except an affiliate of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (129,102 shares upon completion of this Offering) or the average weekly trading volume of the Common Stock reported during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated with such person) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least three years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     The Company expects that all officers, directors and stockholders of the Company and all holders of any options, warrants or other securities convertible, exercisable or exchangeable for shares of Common Stock will agree not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such shares of Common Stock for a period of twelve (12) months following the effective date of the Registration Statement without the prior written consent of the Company and the Representative, except in connection with private transactions (not involving a public offering) in which the transferee(s) agrees in writing to be similarly bound. The Company expects that certain officers, directors and stockholders of the Company will also agree not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of more than ten percent (10%) of any shares of Common Stock or any options, warrants or other securities convertible, exercisable or exchangeable for shares of Common Stock, whether or not owned by them, for a period of twenty-four (24) months following the effective date of the Registration Statement without the prior written consent of the Company and the Representative.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom National Securities Corporation is acting as representative (in such capacity, the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") to purchase from the Company and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective number of Shares and Warrants set forth opposite their names:

                                                                     NUMBER       NUMBER OF
                             UNDERWRITER                            OF SHARES     WARRANTS
    --------------------------------------------------------------  ---------     ---------
    National Securities Corporation...............................

                                                                    ---------     ---------
              Total...............................................  4,000,000     4,000,000
                                                                    =========     =========

     The Underwriters are committed to purchase all the Shares of Common Stock and Warrants offered hereby, if any of such securities are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein.

     The Company has been advised by the Representative that the Underwriters propose initially to offer the Securities to the public at the initial public offering prices set forth on the cover page of this Prospectus and to certain
dealers at such prices less concessions not in excess of $          per Share
and $          per Warrant. Such dealers may reallow a concession not in excess
of $          per Share and $          per Warrant to certain other dealers.
After the commencement of the Offering, the public offering prices, concession and reallowance may be changed by the Representative.

     The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent (5%) of the Securities offered hereby.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make. The Company has also agreed to pay to the Representative a non-accountable expense allowance equal to 3% of the gross proceeds derived from the sale of the Securities underwritten.

     The Company has granted to the Underwriters an over-allotment option, exercisable during the forty-five (45) day period from the date of this Prospectus, to purchase up to an additional 600,000 shares of Common Stock and/or 600,000 Warrants at the initial public offering price per Share and Warrant, respectively, offered hereby, less underwriting discounts and the non-accountable expense allowance. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Securities offered hereby. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional securities proportionate to its initial commitment.

     In connection with this Offering, the Company has agreed to sell to the Representative, for nominal consideration, warrants to purchase from the Company up to 400,000 shares of Common Stock and/or 400,000 Warrants (the "Representative's Warrants"). The Representative's Warrants are initially
exercisable at a price of $          per share of Common Stock [120% of the
initial public offering price per Share] and $.12 per Warrant for a period of four (4) years, commencing at the beginning of the second year after their issuance and sale and are restricted from sale, transfer, assignment or hypothecation for a period of twelve (12) months from the date hereof, except to officers of the Representative. The Representative's Warrants provide for adjustment in the number of shares of Common Stock and Warrants issuable upon the exercise thereof and in the exercise price of the Representative's Warrants as a result of certain events, including subdivisions and combinations of the Common Stock. The Representative's Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise thereof.

     The Company expects that all officers, directors and stockholders of the Company and all holders of any options, warrants or other securities convertible, exercisable or exchangeable for shares of Common Stock will agree not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such shares of Common Stock for a period of twelve (12) months following the effective date of the Registration Statement without the prior written consent of the Company and the Representative, except in connection with private transactions (not involving a public offering) in which the transferee(s) agrees in writing to be similarly bound. The Company expects that certain officers, directors and stockholders of the Company will also agree not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of more than ten percent (10%) of any shares of Common Stock or any options, warrants or other securities convertible, exercisable or exchangeable for shares of Common Stock, whether or not owned by them, for a period of twenty-four (24) months following the effective date of the Registration Statement without the prior written consent of the Company and the Representative. An appropriate legend shall be marked on the face of certificates representing all such securities.

     The Company has agreed not to, without the prior written consent of the Representative, issue, sell, agree or offer to sell, grant an option for the purchase or sale of, or otherwise transfer or dispose of any of its securities for a period of eighteen (18) months following the effective date of the Registration Statement.

     The Underwriting Agreement provides that the Representative has a right of first refusal for a period of three (3) years from the effective date of the Registration Statement with respect to any sale of securities by the Company or any of its present or future affiliates or subsidiaries; provided, however, that the Company may terminate such right of first refusal upon the payment of $100,000 to the Representative.

     The Company has agreed that, for a period of five (5) years from the effective date of the Registration Statement, the Representative may designate one person to attend all meetings of the Company's Board of Directors and to receive all notices of meetings of the Company's Board of Directors and all other correspondence and communications sent by the Company to members of its Board of Directors. The Company has agreed to reimburse designees of the Representative for their reasonable out-of-pocket expenses incurred in connection with their attendance of meetings of the Company's Board of Directors.

     Prior to this Offering, there has been no public market for the Common Stock or the Warrants. Consequently, the initial public offering prices of the Securities have been determined by negotiation between the Company and the Representative and do not necessarily bear any relationship to the Company's asset value, net worth, or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure, the market for initial public offerings and certain other factors as were deemed relevant.

     Upon the exercise of any Warrants more than one year after the date of this Prospectus, which exercise was solicited by the Representative, and to the extent not inconsistent with the guidelines of the National Association of Securities Dealers, Inc. and the Rules and Regulations of the Commission, the Company has agreed to pay the Representative a commission of five percent (5%) of the aggregate exercise price of such Warrants in connection with bona fide services provided by the Representative relating to any warrant solicitation undertaken by the Representative. However, no compensation will be paid to the Representative in connection with the exercise of the Warrants if (a) the market price of the Common Stock is lower than the exercise price, (b) the Warrants were held in a discretionary account, or (c) the Warrants are exercised in an unsolicited transaction where the holder of the Warrants has not stated in writing that the transaction was solicited and has not designated in writing the Representative as soliciting agent. Unless granted an exemption by the Commission from its Rule 10b-6 under the Exchange Act, the Representative and any soliciting broker-dealers will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities for the period from nine (9) business days (or other such applicable periods as Rule 10b-6 may provide) prior to any solicitation of the exercise of the Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Representative or any soliciting broker-dealers may have to receive a fee for the exercise of the Warrants following such solicitation. As a result, the Representative and any soliciting broker-dealers may be unable to continue to provide a market for the Common Stock or Warrants during certain periods while the Warrants are exercisable. If the Representative has engaged in any of the activities prohibited by Rule 10b-6 during the periods described above, the Representative undertakes to waive unconditionally its right to receive a commission on the exercise of such Warrants.

     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."

                                 LEGAL MATTERS

     The validity of the securities being offered hereby will be passed upon for the Company by Parker Duryee Rosoff & Haft A Professional Corporation, New York, New York. Jay M. Haft, a director and stockholder of the Company, is counsel to such Firm. Orrick, Herrington & Sutcliffe LLP, New York, New York, has acted as counsel to the Underwriters in connection with this Offering.

                                    EXPERTS

     The financial statements of the Company as at August 31, 1996 and for the period from March 6, 1996 (date of incorporation) through August 31, 1996, included in this Prospectus, have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein. Such financial statements are included herein and in the Registration Statement in reliance upon such report and upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 in accordance with the provisions of the Securities Act of 1933, as amended, with respect to the Securities offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits filed thereto. For further information regarding the Company and the Securities offered hereby, reference is made to such Registration Statement and to the exhibits filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. The Registration Statement and the exhibits may be inspected without charge at the offices of the Commission and, upon payment to the Commission of prescribed fees and rates, copies of all or any part thereof may be obtained from the Commission's principal office at the Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Northeast Regional Office, 7 World Trade Center, New York, New York 10048. The Registration Statement may also be accessed on the World Wide Web through the Commission's Internet address at "http://www.sec.gov."

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                        -INDEX TO FINANCIAL STATEMENTS -

                                                                                     PAGE
                                                                                    NUMBER
                                                                                    ------
REPORT OF INDEPENDENT AUDITORS.....................................................   F-2
BALANCE SHEET AS AT AUGUST 31, 1996 AND AUGUST 31, 1996 (PRO FORMA)................   F-3
STATEMENT OF OPERATIONS FOR THE PERIOD FROM MARCH 6, 1996 (DATE OF INCORPORATION)
  THROUGH AUGUST 31, 1996..........................................................   F-4
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE PERIOD FROM MARCH 6, 1996
  (DATE OF INCORPORATION) THROUGH AUGUST 31, 1996 AND AUGUST 31, 1996 (PRO
  FORMA)...........................................................................   F-5
STATEMENT OF CASH FLOWS FOR THE PERIOD FROM MARCH 6, 1996 (DATE OF INCORPORATION)
  THROUGH AUGUST 31, 1996..........................................................   F-6
NOTES TO FINANCIAL STATEMENTS......................................................   F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Conserver Corporation of America
Coral Gables, Florida

     We have audited the accompanying balance sheet of Conserver Corporation of America (a development stage company) as at August 31, 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the period from March 6, 1996 (date of incorporation) through August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Conserver Corporation of America at August 31, 1996 and the results of its operations and cash flows for the period from March 6, 1996 (date of incorporation) through August 31, 1996 in conformity with generally accepted accounting principles.

                                           /s/  Richard A. Eisner & Company, LLP
New York, New York
September 27, 1996

With respect to Notes A, E, H[2] and J
November 19, 1996

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET

                             AS AT AUGUST 31, 1996

                                                                                 PRO FORMA
                                                            HISTORICAL        ---------------
                                                          ---------------        (NOTE J)
                                           ASSETS
Current assets:
  Cash................................................        $ 2,403,588         $ 2,779,962
  Accounts receivable.................................             10,812              10,812
  Advances to officers and employees..................             17,968              17,968
  Other current assets................................              9,431               6,690
                                                          ---------------     ---------------
     Total current assets.............................          2,441,799           2,815,432
Fixed assets, net (Notes B[2] and C)..................              4,378               4,378
                                                          ---------------     ---------------
     TOTAL............................................        $ 2,446,177         $ 2,819,810
                                                          ---------------     ---------------
                                                          ---------------     ---------------
                                         LIABILITIES
Current liabilities:
  Return of subscription funds (Note H[2])............        $    90,000         $        --
  Due to officers and employees.......................              3,839               3,839
  Notes payable -- current portion (net of $62,500
     discount pro forma) (Note J[1])..................                 --              87,500
  Accrued expenses....................................             75,317              75,317
  Accrued interest....................................             30,000              30,000
                                                          ---------------     ---------------
     Total current liabilities........................            199,156             196,656
Notes payable net of current portion (net of $250,000
  discount pro forma) (Notes D and J[1])..............          1,000,000           1,350,000
                                                          ---------------     ---------------
     Total liabilities................................          1,199,156           1,546,656
                                                          ---------------     ---------------
Commitments and other matters (Note H)
STOCKHOLDERS' EQUITY
  (Notes A, D, E and J)
Preferred stock, par value $.01, 5,000 shares
  authorized, none issued and outstanding
Common stock, par value $.001, 30,000,000 shares
  authorized, 11,094,768 shares (pro forma 8,963,418
  shares) issued and outstanding......................             11,095               8,963
Additional paid-in capital............................          2,557,997           2,586,262
(Deficit) accumulated during the development stage....         (1,322,071)         (1,322,071)
                                                          ---------------     ---------------
     Total stockholders' equity.......................          1,247,021           1,273,154
                                                          ---------------     ---------------
     TOTAL............................................        $ 2,446,177         $ 2,819,810
                                                          ---------------     ---------------
                                                          ---------------     ---------------

  The accompanying notes to financial statements are an integral part hereof.

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS

           FOR THE PERIOD FROM MARCH 6, 1996 (DATE OF INCORPORATION)
                            THROUGH AUGUST 31, 1996

Compensation charges in connection with issuance of options (Note
  E[2])..................................................................        $   450,000
Compensation charges in connection with issuance of warrants (Note
  E[1])..................................................................            457,201
General and administrative expenses......................................            393,611
                                                                             ---------------
Operating (loss).........................................................         (1,300,812)
Interest expense, net of $8,741 interest income..........................             21,259
                                                                             ---------------
NET (LOSS)...............................................................        $(1,322,071)
                                                                             ---------------
                                                                             ---------------
Net (loss) per share of common stock.....................................             $ (.13)
                                                                             ---------------
                                                                             ---------------
Weighted average number of common shares outstanding.....................        $10,463,000
                                                                             ---------------
                                                                             ---------------

  The accompanying notes to financial statements are an integral part hereof.

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                    (NOTE E)

                                                                                           DEFICIT
                                          COMMON STOCK                                   ACCUMULATED
                                         PAR VALUE $.001              ADDITIONAL         DURING THE
                                    -------------------------          PAID-IN           DEVELOPMENT
                                     SHARES           AMOUNT           CAPITAL              STAGE              TOTAL
                                    ---------         -------         ----------         -----------         ----------
Issuance of common stock for
  cash of $3,514 and
  subscriptions in March
  1996.........................     10,389,259        $4,881                                                 $    4,881
Effect of recapitalization.....                        5,508          $   (5,508)                               -- 0 --
Issuance of common stock for
  cash from April through
  August 1996 ($2.34866 per
  share).......................       705,509            706           1,656,304                              1,657,010
Compensation charges in
  connection with issuance of
  options (Note E[2])..........                                          450,000                                450,000
Compensation charges in
  connection with issuance of
  warrants (Note E[1]).........                                          457,201                                457,201
Net (loss) for the period from
  March 6, 1996 (date of
  incorporation) through August
  31, 1996.....................                                                          $(1,322,071)        (1,322,071)
                                    ---------         ------          ----------         ----------          ----------
Balance -- August 31, 1996.....     11,094,768        11,095           2,557,997         (1,322,071 )        (1,247,021)
Pro forma adjustments:
Repurchase and cancellation of
  shares originally issued
  (Note J[2])..................     (2,909,461)       (2,910 )        (1,798,457)                            (1,801,367)
  Shares issued and treated as
    debt discount..............       133,063            133             312,367                                312,500
  Sale of common stock
    ($2.34866 per share) from
    September 1, 1996 to
    November 7, 1996...........       645,048            645           1,514,355                              1,515,000
                                    ---------         ------          ----------         ----------          ----------
BALANCE -- AUGUST 31, 1996 PRO
  FORMA........................     8,963,418         $8,963          $2,586,262         $(1,322,071)        $1,273,154
                                    ---------         ------          ----------         ----------          ----------
                                    ---------         ------          ----------         ----------          ----------

  The accompanying notes to financial statements are an integral part hereof.

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS

           FOR THE PERIOD FROM MARCH 6, 1996 (DATE OF INCORPORATION)
                            THROUGH AUGUST 31, 1996

Cash flows from operating activities:
  Net (loss).................................................................     $(1,322,071)
  Adjustments to reconcile net (loss) to net cash provided by operating activities:
     Depreciation and amortization...........................................             487
     Compensation expense relating to stock options and warrants.............         907,201
     Changes in operating assets and liabilities:
       (Increase) in accounts receivable.....................................         (10,812)
       (Increase) in advances to officers and employees......................         (14,129)
       (Increase) in other assets............................................          (8,064)
       Increase in accrued expenses..........................................         105,317
                                                                                  -----------
          Net cash used in operating activities..............................        (342,071)
                                                                                  -----------
Cash flows from investing activities:
  Acquisition of fixed assets................................................          (4,865)
                                                                                  -----------
Cash flows from financing activities:
  Proceeds from notes payable................................................       1,000,000
  Return of subscription funds...............................................          90,000
  Proceeds from sale of common stock.........................................       1,660,524
                                                                                  -----------
          Net cash provided by financing activities..........................       2,750,524
                                                                                  -----------
CASH -- END OF PERIOD........................................................     $ 2,403,588
                                                                                  -----------
                                                                                  -----------
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest...................................     $   -- 0 --
                                                                                  -----------
                                                                                  -----------

  The accompanying notes to financial statements are an integral part hereof.

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                                AUGUST 31, 1996

(NOTE A) -- THE COMPANY:

     Conserver Corporation of America (the "Company") is a development stage company that has the rights for the exclusive distribution of a product which can be used to retard spoilage and decay in food and flowers for commercial use in the United States and Canada. The Company was incorporated in Delaware on March 6, 1996 and has adopted a fiscal year ending August 31. The Company's activities since inception have largely consisted of organizational matters, negotiating agreements and obtaining funds to finance the Company's operations and development of its marketing and business plan.

     In connection with the organization of the Company, 3,548,123 shares of common stock were subscribed to by Conserver International, S.A., which together with certain of its affiliates are referred to hereafter as the "Conserver Group".

     In March 1996, the Company entered into an agreement with the Conserver Group, which granted it commercial distribution rights in the United States for certain products designed to preserve foodstuffs and flowers. In October 1996, the distribution agreement was amended to include Canada.

     The agreement requires the Company to buy such products as it may need from one of the affiliates at its regular distributor price. In addition, the Company will pay one of the affiliates royalties of 6% on the first $100,000,000 of net sales and 7% thereafter.

     Subsequent to August 31, 1996, the Company in a series of transactions repurchased 2,909,461 of such shares for an aggregate sum of $1,800,000.

     Management's business plan will require financing; the Company has received a letter of intent from an underwriter for a proposed public offering of its common stock (see Note G). There is no assurance that the public offering will be successful, or that any other additional financing will be available. If the Company is unable to raise additional funds, it may be forced to change or delay its contemplated marketing and business plans.

     In November 1996, the Board of Directors approved a 2.128874 for 1 stock split. The stock split has been accounted for retroactively in the accompanying financial statements.

(NOTE B) -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  [1] Use of estimates in the preparation of financial statements:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  [2] Fixed assets:

     Office equipment is carried at cost. Depreciation is provided using the straight-line method over 5 years, the useful lives of the assets.

  [3] Loss per share of common stock:

     Net loss per share of common stock is based on the weighted average number of shares outstanding during the period. Common shares issued and options and warrants granted by the Company at prices less

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                                AUGUST 31, 1996

than the proposed offering price during the twelve months preceding the offering date have been included in the calculation of common and common equivalent shares outstanding as if they were outstanding since inception using the treasury stock method and an assumed initial public offering price of $6.00 per share.

  [4] Income taxes:

     The Company has applied to the accompanying financial statements provisions required by accounting standards under which deferred income taxes are provided for temporary differences between financial statement and taxable income or loss.

  [5] Stock based compensation:

     The Company accounts for employee stock based compensation including stock options under the basis of Accounting Principles Board Opinion No. 25. Disclosures required by Financial Accounting Standards Board No. 123 are to be found in Note E[2] to the financial statements.

  [6] Fair value of financial instruments:

     The carrying value of cash, accounts receivable and accounts payable approximates fair value because of the short-term maturity of those instruments.

     For other debt instruments, the carrying value approximates the fair value in consideration of the subsequent and pending financings.

(NOTE C) -- FIXED ASSETS:

     Fixed assets at August 31, 1996 are summarized as follows:

          Office equipment...............................................     $4,865
          Less accumulated depreciation..................................       (487)
                                                                              ------
            Balance......................................................     $4,378
                                                                              ------
                                                                              ------

(NOTE D) -- DEBT:

     The Company's convertible note payable is due June 30, 2001. Interest at 12% is payable quarterly commencing September 30, 1997. The note is convertible into common stock after March 31, 1999 at a price equal to the lesser of $2.82 or the book value per share. If the Company completes a public offering, half of the note may be converted at that time and the other half six months later.

     In the event that the Company has not completed a public offering by June 30, 2001, the Company is required to pay an additional 50% of any then remaining balance not converted to common stock.

     In the event that the Company has not completed a public offering by July 10, 2003, the holder of any shares received pursuant to the conversion of the note may require the Company to purchase all such shares at the greater of book value or the original amount paid by the holder of the convertible note with respect to such shares plus 50% of such investment.

     In November 1996, the Company entered into an agreement suspending certain provisions of the agreement with the lender for six months. The new agreement provides for repayment of the note and accrued interest from proceeds of an effective public offering. In addition, the Company will issue warrants for the

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                                AUGUST 31, 1996

purchase of 1,170,881 shares of common stock at $.94 per share. The warrants are expected to be valued at approximately $2,300,000 and charged to expense concurrent with the effectiveness of the public offering. Should the warrants be issued, 53,222 shares of previously issued common stock are to be surrendered to the Company. If no public offering is consummated during the six-month suspension period, the original provisions of the agreement are to be in effect.

(NOTE E) -- STOCKHOLDERS' EQUITY:

  [1] Warrants:

     In August 1996, the Company issued three-year warrants to purchase 691,884 shares of the Company's common stock at $2.34866 per share. The warrants have been valued at $457,201 in the accompanying financial statements.

  [2] Options granted:

     The Company has granted options for the purchase of 212,888 shares of common stock at $.234866 per share and options for the purchase of 244,821 shares of common stock at $2.34866 per share. The options vest 1/3 on each anniversary date of their issue. The Company has recorded compensation expense of $450,000 in connection with options exercisable at $.234866 per share.

     In estimating the value of options pursuant to the accounting provisions of Financial Accounting Standards No. 123 ("FAS 123"), the Company used the following assumptions:

          Risk free interest rate...........................................       6%
          Expected life.....................................................  3 years
          Expected volatility...............................................       .3
          Dividend yield....................................................      .00

     If such accounting provisions of FAS 123 were applied then the Company's net loss and net loss per share would have been $1,331,482 and $.13, respectively.

  [3] Stock option plan:

     In November 1996, the Company adopted a stock option plan. Under the plan, which authorizes the granting of incentive stock options or non-incentive stock options, the maximum number of shares of common stock for which options may be granted is 450,000 shares. As of the date hereof, no options have been granted under this stock option plan.

(NOTE F) -- RELATED PARTY TRANSACTIONS:

     The Company incurred approximately $51,000 in legal fees to a related party.

(NOTE G) -- PROPOSED PUBLIC OFFERING:

     The Company has signed a letter of intent with an underwriter with respect to a proposed public offering of the Company's securities. There is no assurance that such offering will be consummated. In connection

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                                AUGUST 31, 1996

therewith the Company anticipates incurring substantial expenses which, if the offering is not consummated, will be charged to expense.

(NOTE H) -- COMMITMENTS AND OTHER MATTERS:

     [1] Employment contract:

         The Company expects to enter into a three-year employment contract with its Chief Executive Officer which will take effect upon the consummation of the Company's proposed public offering of securities. The Officer is also a member of the Board of Directors. The contract is expected to provide for an annual salary of an amount not less than $125,000 and a one-year noncompete clause upon termination.

     [2] Return of subscription funds:

         Based on a subsequent review of their qualifications, certain individuals who had subscribed to shares of the Company's common stock were found not to be "Qualified Investors" within the meaning of rules promulgated under the Securities Act of 1933, as amended. Accordingly, subsequent to August 31, 1996, the Company returned their subscription amounts.

(NOTE I) -- INCOME TAXES:

     The Company, for tax purposes, does not have any operations or net operating loss, as its expenses are pre-operating, and accordingly will be capitalized and amortized when operations commence.

(NOTE J) -- PRO FORMA BALANCE SHEET:

     Subsequent to August 31, 1996, the Company entered into the following transactions. The pro forma balance sheet and statements of changes in stockholders' equity give effect to such transactions as if they had occurred on August 31, 1996.

     [1] The Company issued one-year 10% convertible subordinated debentures in the aggregate amount of $750,000. The holders of $150,000 of such debentures have the option of requiring repayment upon consummation of the proposed initial public offering. The debentures and accrued interest are convertible into common shares at $2.34866 per share.

         In connection with the sale of the debentures, the Company issued 133,063 shares of its common stock. The issuance of the shares has been valued at $312,500 and is being accounted for as debt discount which will be charged to expense over the term of the note.

     [2] The Company repurchased 2,909,461 shares of its common stock for $1,800,000 (Note A).

     [3] Through November 12, 1996, 645,049 shares of the Company's common stock were sold for $1,515,000.

     [4] Refunds due to subscribers were paid (Note H[2]).

     Sketch of a box of fruit with Conserver 21 packet on top.

     Sketch of a box of fruit with Conserver 21 filter.

------------------------------------------------------
------------------------------------------------------

     NO UNDERWRITER, DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    7
Use of Proceeds.......................   13
Dividend Policy.......................   14
Capitalization........................   15
Dilution..............................   16
Selected Financial Data...............   17
Management's Discussion and Analysis
  of Financial Condition and Plan of
  Operation...........................   18
Business..............................   20
Management............................   27
Certain Transactions..................   31
Principal Stockholders................   32
Description of Securities.............   33
Shares Eligible for Future Sale.......   36
Underwriting..........................   37
Legal Matters.........................   39
Experts...............................   39
Additional Information................   39
Index to Financial Statements.........  F-1

                            ------------------------
     UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                      LOGO

                                   CONSERVER
                                 CORPORATION OF
                                    AMERICA
                              4,000,000 SHARES OF
                                  COMMON STOCK
                                      AND
                              4,000,000 REDEEMABLE
                                  COMMON STOCK
                               PURCHASE WARRANTS
                              --------------------
                                   PROSPECTUS
                              --------------------

                              NATIONAL SECURITIES
                                  CORPORATION
                                            , 1996

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth various expenses, other than underwriting discounts, which will be incurred in connection with this offering. Other than the SEC registration fee, NASD filing fee and the non-accountable expense allowance of National Securities Corporation (the "Underwriter"), amounts set forth below are estimates:

    SEC registration fee.....................................................  $22,117.59
    NASD filing fee..........................................................    7,798.80
    Underwriter's nonaccountable expense allowance...........................     732,000
    AMEX listing fee.........................................................      50,000
    Blue sky legal fees......................................................      35,000
    Printing and engraving expenses..........................................      95,000
    Legal fees...............................................................     125,000
    Accounting fees..........................................................      40,000
    Transfer and Warrant Agent fees..........................................       3,500
    Miscellaneous expenses...................................................   45,583.61
                                                                               ----------
                                                                               $1,156,000
                                                                               ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law (the "DGCL"), the Registrant has broad powers to indemnify its directors, officers and other employees. This section (i) provides that the statutory indemnification and advancement of expenses provisions of the DGCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, (ii) establishes procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the stockholders or directors or an agreement providing for indemnification and advancement of expenses, (iii) applies a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, and (iv) permits the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 145(g) of the DGCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

     Article Sixth (b) of the Certificate of Incorporation of Conserver Corporation of America ("Registrant") provides that no director shall have any personal liability to Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to Registrant or its stockholders, (2) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit. Article Sixth (a) of the Certificate of Incorporation of Registrant provides that Registrant shall indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, any and all persons whom it shall have power to indemnify under such section.

     Article Sixth (c) of the Registrant's Certificate of Incorporation provides that the Registrant will indemnify its directors, officers and employees against judgments, fines, amounts paid in settlement and reasonable expenses.

     Reference is also made to Section 7 of the Underwriting Agreement, which provides for indemnification of the officers and directors of Registrant under certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following sets forth information relating to all securities of Registrant sold within the past three years without registering the securities under the Securities Act of 1933, as amended (the "Securities Act"):

     In March 1996 the Company issued its Common Stock to founders as follows:

(a) 1,000,000 shares to Charles Stein Intervivos Trust for a purchase price of $1,000;

(b) 300,000 shares to Dori Kallan, Daniel Kallan and Joshua Kallan for a purchase price of $300;

(c)   200,000 shares to Argus Investors, LLC for a purchase price of $200;

(d)   500,000 shares to Jasmine Trustee Ltd. for a purchase price of $500;

(e)   200,000 shares to Doree Harr Peltz for a purchase price of $200;

(f)    100,000 shares to Irv Tobocman for a purchase price of $100;

(g)   50,000 shares to James V. Stanton for a purchase price of $50;

(h)   50,000 shares to Jay Haft for a purchase price of $50;

(i) 25,000 shares to Rosenbaum Investment Company for a purchase price of $25;

(j)    15,000 shares to Steve Shulman for a purchase price of $15;

(k)   10,000 shares to Lester Weingarten for a purchase price of $10;

(l)    75,000 shares to Paul Arora for a purchase price of $75;

(m)  100,000 shares to Francis Hoogewerf for a purchase price of $100;

(n)   10,000 shares to Nick Torregiani for a purchase price of $10;

(o)   20,000 shares to Clive Vlielland-Boddy for a purchase price of $20;

(p) 1,666,667 shares to Conserver Investments, S.A. for a purchase price of $1,667 of which 1,366,667 shares were repurchased by the Company in October and November 1996;

(q)   25,000 shares to Farhat Tabbah for a purchase price of $25;

(r)    25,000 shares to Gerald N. Agranoff for a purchase price of $25;

(s)    200,000 shares to the Scharf Family Trust for a purchase price of $200;

(t)    200,000 shares to Steven Greenberg for a purchase price of $200;

(u)   50,000 shares to Gerald Breslauer for a purchase price of $50;

(v)   6,000 shares to Greg Kroning for a purchase price of $6;

(w)   27,500 shares to Lions Holding Company for a purchase price of $27.50; and

(x)   25,000 shares to Gregory Pilkington for a purchase price of $25.

     From March through October 1996, the Company issued its Common Stock as follows:

(a)   10,000 shares to Doree Harr Peltz for a purchase price of $50,000;

(b)   10,000 shares to James V. Stanton for a purchase price of $50,000;

(c)   10,000 shares to Alan Shulman for a purchase price of $50,000;

(d)   10,000 shares to F. Lorenzo Crutchfield for a purchase price of $50,000;

(e)   8,000 shares to Carl F. Steinfield for a purchase price of $40,000;

(f)    2,000 shares to Herbert Goldman for a purchase price of $10,000;

(g) 5,000 shares to Wilcox Family Trust 12/29/70 for a purchase price of $25,000;

(h)   5,000 shares to Gordon Conner for a purchase price of $25,000;

(i) 5,400 shares to Paul King Investment Co. Profit Sharing Trust for a purchase price of $27,000;

(j)    15,000 shares to Bridget M. Stanton for a purchase price of $75,000;

(k)   15,000 shares to Michael J. Stanton for a purchase price of $75,000;

(l) 20,000 shares to James V. Stanton and Margaret M. Stanton, joint tenants for a purchase price of $100,000;

(m)  5,000 shares to Thomas H. Ford for a purchase price of $25,000;

(n) 95,000 shares to Rogers Family Investments, LP for a purchase price of $475,000;

(o)   5,000 shares to Robert J. Rogers for a purchase price of $25,000;

(p) 19,000 shares to Rogers Family Properties, LP for a purchase price of $95,000;

(q)   1,000 shares to Robert J. Rogers for a purchase price of $5,000;

(r)    11,000 shares to Claude and Linda Rogers for a purchase price of $55,000;

(s)    3,000 shares to Robert J. Rogers for a purchase price of $15,000;

(t)    6,000 shares to Claude and Linda Rogers for a purchase price of $30,000;

(u)   6,000 shares to Jerry R. Smith for a purchase price of $30,000;

(v)   10,000 shares to Randolph W. Hunter for a purchase price of $50,000;

(w)   6,000 shares to Marshall H. Cole for a purchase price of $30,000;

(x)   2,000 shares to Marshall H. Cole IRA for a purchase price of $10,000;

(y)   2,000 shares to Melissa W. Cole IRA for a purchase price of $10,000;

(z) 20,000 shares to Teleco Inc. Profit Sharing Plan for a purchase price of $100,000;

(aa)  5,000 shares to Marc Katzenberg for a purchase price of $25,000;

(bb)  5,000 shares to Robert Mufson for a purchase price of $25,000;

(cc) 5,000 shares to Robert Mufson, Trustee -- Harris Brett Whitney Dev Retirement Account for a purchase price of $25,000;

(dd)  5,000 shares to Alan Shulman for a purchase price of $25,000;

(ee)  5,000 shares to Elizabeth Shulman for a purchase price of $25,000;

(ff) 10,000 shares to G & G Overseas Investments Co. LTD for a purchase price of $50,000;

(gg)  13,000 shares to Thomas M. Ward, MD for a purchase price of $65,000;

(hh) 20,000 shares to James J. Donohue & Assoc. Defined Benefit Pension Plan for a purchase price of $100,000;

(ii) 100,000 shares to Winstar Investment Trust for a purchase price of $500,000;

(jj)   19,000 shares to William Rogers for a purchase price of $95,000;

(kk)  5,000 shares to Smith Family Trust for a purchase price of $25,000;

(ll) 10,000 shares to O'Neill and Athy Profit Sharing Plan for a purchase price of $50,000;

(mm) 20,000 shares to DH Strategic Partners for a purchase price of $100,000;
and

(nn)  10,000 shares to David Shulman for a purchase price of $50,000.

     In May 1996, the Company issued a 12% convertible debenture in the aggregate principal amount of $1,000,000 to the SES Family Investment and Trading Partnership, L.P.

     From September to November 1996, the Company issued 10% Convertible Debentures and shares of Common Stock as follows:

(a) To D&M Capital Investment Corp. in the aggregate principal amount of $210,000 and 17,500 shares;

(b) To Chana Sasha Foundation in the aggregate principal amount of $150,000 and 12,500 shares;

(c) To Morris Wolfson Family Limited Partnership in the aggregate amount of $115,000 and 9,584 shares;

(d) To Quest Enterprises, Inc. in the aggregate principal amount of $25,000 and 2,084 shares;

(e) To Daniel Federbush in the aggregate principal amount of $100,000 and 8,334 shares;

(f) To Bernard Leff in the aggregate principal amount of $25,000 and 2,084 shares;

(g) To Dr. Ronald Krenick in the aggregate principal amount of $100,000 and 8,334 shares; and

(h) To Jeffrey Kaplan in the aggregate principal amount of $25,000 and 2,084 shares.

     In November 1996, the Company effected a 2.128874-for-one stock split with respect to the foregoing shares.

     Exemption from registration under the Securities Act is claimed for the sales of Common Stock referred to above in reliance upon the exemption afforded by Section 4(2) of the Securities Act for transactions not involving a public offering. Each certificate evidencing such shares of Common Stock bears an appropriate restrictive legend. None of these sales involved participation by an underwriter or a broker-dealer.

ITEM 16.  EXHIBITS

     (a) The following is a list of exhibits filed herewith as part of the Registration Statement:

 1.1    Form of Underwriting Agreement between Registrant and the National Securities
        Corporation, as representative of the several underwriters named therein (the
        "Representative")
 3.1    Certificate of Incorporation and amendments thereto of Registrant
 3.2    By-laws of Registrant
 4.1*   Form of certificate evidencing Warrants
 4.2*   Form of certificate evidencing shares of Common Stock
 4.3    Form of Representative's Warrant Agreement between Registrant and the Representative
        (including form of Representative's Warrant)
 4.4    Form of Warrant Agreement between Registrant, the Representative and Continental
        Stock Transfer and Trust Company, as Warrant Agent (including form of Redeemable
        Common Stock Purchase Warrant)
 4.5    Amendatory Agreement dated November 6, 1996 between the Registrant and The SES Family
        Investment and Trading Partnership, L.P.
 4.6    Form of 10% Debenture, dated September 1996
 4.7    Form of 10% Convertible Debenture dated November 1996

 5.1*   Opinion of Parker Duryee Rosoff & Haft A Professional Corporation
10.1    1996 Stock Option Plan
10.2    Distribution Agreement dated October 9, 1996 between Registrant and Conserver
        International, B.V. and Conserver North America, Inc.
10.3*   Form of Employment Agreement between Charles H. Stein and the Registrant
10.4    Form of $2.35 Warrant Agreement dated August 1996
21.1    Subsidiaries of Registrant
23.1    Consent of Richard A. Eisner & Company, LLP
23.2*   Consent of Parker Duryee Rosoff & Haft (included in Exhibit 5.1)
24.1    Power of Attorney (included on the signature page of Part II of this Registration
        Statement)
27.1    Financial Data Schedule

---------------
* To be filed by Amendment to this Registration Statement.

     (b) Financial Statement Schedules. Financial statement schedules are omitted because the conditions requiring their filing do not exist or the information required thereby is included in the financial statements filed, including the notes thereto.

ITEM 17.  UNDERTAKINGS

     Registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

             (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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